Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BAY VALLEY FOODS, LLC

SNACKS ACQUISITION SUB, INC.,

SNACKS PARENT CORPORATION

AND

THE SELLERS’ REPRESENTATIVE

DATED AS OF JUNE 27, 2014

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ARTICLE 5 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP	32

5.1 ORGANIZATION AND POWER; SUBSIDIARIES AND INVESTMENTS	32
5.2 AUTHORIZATION	33
5.3 CAPITALIZATION	33
5.4 ABSENCE OF CONFLICTS	34
5.5 FINANCIAL STATEMENTS	34
5.6 ABSENCE OF OTHER LIABILITIES	34
5.7 ABSENCE OF CERTAIN DEVELOPMENTS	35
5.8 REAL PROPERTY	36
5.9 TITLE TO TANGIBLE ASSETS	37
5.10 CONTRACTS AND COMMITMENTS	37
5.11 PROPRIETARY RIGHTS	39
5.12 GOVERNMENTAL LICENSES AND PERMITS	40
5.13 LITIGATION; PROCEEDINGS	40
5.14 COMPLIANCE WITH LAWS	40
5.15 ENVIRONMENTAL MATTERS	41
5.16 EMPLOYEES	42
5.17 EMPLOYEE BENEFIT PLANS	43
5.18 INSURANCE	45
5.19 TAX MATTERS	45
5.20 RECALLS	48
5.21 BROKERAGE	48
5.22 RELATED PARTY TRANSACTIONS	48
5.23 DIRECTORS AND OFFICERS; BANK ACCOUNTS	49
5.24 DISCLAIMER	49

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB	49

6.1 ORGANIZATION AND POWER; OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES	49
6.2 AUTHORIZATION	50
6.3 NO VIOLATION	50
6.4 LITIGATION	50
6.5 INVESTMENT INTENT; RESTRICTED SECURITIES	50
6.6 BROKERAGE	51
6.7 FINANCING	51
6.8 DUE DILIGENCE REVIEW	51
6.9 SOLVENCY	51

ARTICLE 7 SURVIVAL; INDEMNIFICATION	52

7.1 COMPANY STOCKHOLDERS INDEMNIFICATION OBLIGATIONS	52
7.2 PURCHASER’S INDEMNIFICATION OBLIGATIONS	52
7.3 INDEMNIFICATION PROCEDURE	53
7.4 DIRECT CLAIMS	54
7.5 FAILURE TO GIVE TIMELY NOTICE	54
7.6 REDUCTION OF ADVERSE CONSEQUENCES	54
7.7 LIMITATIONS ON INDEMNITIES	55
7.8 SURVIVAL	56
7.9 EXCLUSIVITY	57
7.10 ADJUSTMENT IN ADJUSTED AGGREGATE INITIAL CONSIDERATION	57

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ARTICLE 8 TERMINATION	57

8.1 TERMINATION	57
8.2 EFFECT OF TERMINATION	58

ARTICLE 9 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING	58

9.1 MUTUAL ASSISTANCE	58
9.2 PRESS RELEASE AND ANNOUNCEMENTS; CONFIDENTIALITY	58
9.3 EXPENSES	59
9.4 FURTHER TRANSFERS	59
9.5 SELLERS’ REPRESENTATIVE	59
9.7 DIRECTORS AND OFFICERS INSURANCE	61
9.8 TAX MATTERS	62

ARTICLE 10 MISCELLANEOUS	66

10.1 AMENDMENT AND WAIVER	66
10.2 NOTICES	67
10.3 ASSIGNMENT	67
10.4 SEVERABILITY	68
10.5 NO STRICT CONSTRUCTION	68
10.6 CAPTIONS	68
10.7 NO THIRD-PARTY BENEFICIARIES	68
10.8 SPECIFIC PERFORMANCE	68
10.9 COMPLETE AGREEMENT	68
10.10 COUNTERPARTS	69
10.11 GOVERNING LAW AND JURISDICTION	69
10.12 WAIVER OF JURY TRIAL	69

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LIST OF EXHIBITS AND SCHEDULES

Exhibit(s)
Exhibit A	Distribution Waterfall
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Purchaser and Merger Sub Closing Certificate
Exhibit E	Form of Company Closing Certificate
Exhibit F	Form of Letter of Transmittal

Schedules	Referenced in:
Governmental Licenses Schedule	Sections 1.1 and 5.12
Permitted Liens Schedule	Section 1.1
Unpaid Sellers’ Transaction Expenses Schedule	Section 1.1
Working Capital Schedule	Sections 1.1 and 2.10(b)
Repaid Indebtedness Schedule	Section 2.9
Sellers Holdings Schedule	Section 2.10(c)(iii)
Key Employees Schedule	Section 4.1(d)
Negative Covenants Schedule	Section 4.2
Terminating Affiliate Agreements Schedule	Section 4.7
Corporate Organization Schedule	Section 5.1(b)
Capitalization Schedule	Sections 5.1(a) and 5.3
Material Restrictions Schedule	Section 5.4
Financial Statements Schedule	Sections 5.5(a) and 5.5(b)
Liabilities Schedule	Section 5.6
Developments Schedule	Section 5.7
Leased Real Property Schedule	Sections 5.8(a) and 5.8(c)
Owned Real Property Schedule	Sections 5.8(b) and 5.8(c)
Contracts Schedule	Sections 4.2(b), 4.2(k), 5.10(a) and 5.10(b)
Proprietary Rights Schedule	Sections 5.11(a), 5.11(b) and 5.11(e)
Litigation Schedule	Sections 5.13 and 5.16
Compliance Schedule	Sections 5.14(a) and 5.14(b)
Environmental Matters Schedule	Section 5.15
Employees Schedule	Section 5.16
Employee Benefits Schedule	Sections 5.17(a) and 5.17(d)
Insurance Schedule	Section 5.18
Taxes Schedule	Sections 5.19(a) and 5.19(b)
Recalls Schedule	Section 5.20
Brokerage Schedule	Sections 1.1 and 5.21
Related Party Schedule	Section 5.22
Director and Officer Schedule	Section 5.23
Bank Account Schedule	Section 5.23
Violations Schedule	Section 6.3
Purchaser Brokerage Schedule	Section 6.6

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 27, 2014, by and among Bay Valley Foods, LLC, a Delaware limited liability company (“Purchaser”), Snacks Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Purchaser (“Merger Sub”), Snacks Parent Corporation, a Delaware corporation (the “Company”), and Gryphon Partners III, L.P., a Delaware limited partnership, solely in its capacity as the Sellers’ Representative (as defined below). Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings given to such terms in Article 1.

WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and approved and adopted this Agreement, and (ii) resolved to recommend approval and adoption of this Agreement by all of the Company Stockholders entitled to approve and adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has (i) declared the advisability of this Agreement and (ii) approved and adopted this Agreement;

WHEREAS, Purchaser has adopted this Agreement in its capacity as the sole stockholder of Merger Sub;

WHEREAS, the Company Board and the board of directors of Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware General Corporation Law (“DGCL”), whereby each issued and outstanding share of Company Stock (other than the Company Stock to be canceled pursuant to Section 2.6(c) and the Dissenting Stock (as defined in Section 2.11(a))) shall be converted into the right to receive a portion of the Final Merger Consideration (as defined herein) upon the terms and subject to the conditions set forth herein and based upon the applicable liquidation preferences and other rights, preferences and privileges of such class of the Company Stock as set forth in the Company Charter and Bylaws;

WHEREAS, no later than forty-eight (48) hours following the execution of this Agreement and the contemporaneous submission of this Agreement to the Company Stockholders, and as an inducement to the willingness of Purchaser and Merger Sub to enter into this Agreement, the Company shall obtain, in accordance with Section 228 of the DGCL, and deliver to Purchaser a written consent approving this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 251 of the DGCL (the “Written Consent”);

WHEREAS, the Company, Merger Sub and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement; and

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NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, damages, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities; obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ and accountants’ fees and expenses, including any such Adverse Consequences incurred by the Company Group; provided that Adverse Consequences shall not include punitive, consequential or indirect damages (other than those payable to unaffiliated third parties).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which any member of the Company Group is or has been a member.

“Aggregate Initial Consideration” means (i) the Base Consideration, plus (ii) the aggregate amount of Estimated Cash as of the close of business on the day prior to the Closing Date, minus (iii) the aggregate amount of the Company Group’s Estimated Indebtedness, minus (iv) the aggregate amount of Unpaid Sellers’ Transaction Expenses, minus (v) the Estimated Closing Income Taxes, minus (vi) the Escrow Amount, minus (vii) the amount of the Sellers’ Representative Expense Fund, minus (viii) the amount, if any, by which Estimated Working Capital as of the close of business on the day prior to the Closing Date, as determined pursuant to Section 2.10(a), is less than Target Working Capital (a “Downward Closing Working Capital Adjustment”), plus (ix) the amount, if any, by which Estimated Working Capital as of the close of business on the day prior to the Closing Date, as determined pursuant to Section 2.10(a), is greater than Target Working Capital (an “Upward Closing Working Capital Adjustment”).

“AHON Purchase Agreement” means that certain Stock Purchase Agreement dated as of October 18, 2010, by and among House of Nuts Acquisition Corporation, AHON Holding Corp., Inc., Olympus Growth Fund IV, L.P., and the other sellers signatory thereto.

“Base Consideration” means eight hundred sixty million dollars ($860,000,000).

“Business” means the business of the Company Group as currently conducted of manufacturing and distributing private label Trail Mix, Snacks Nuts, Dried Fruit or Fruit and Nut Snacks Bars currently manufactured or sold by the Company Group.

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“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in San Francisco, California are authorized or required by Law to close.

“Cash” means cash, cash equivalents and marketable securities of the Company Group, plus deposits in transit to the extent there has been a reduction of receivables on account thereof, plus petty cash.

“Closing Income Taxes” means all accrued, but unpaid, income Taxes of the Company Group for the Pre-Closing Tax Period, or portion of any Straddle Period ending on or prior to the Closing Date (excluding deferred income Tax Liabilities), as of the Closing Date, which, for the avoidance of doubt, shall be calculated taking into account the Transaction Tax Deductions to the extent accrued on or prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Voting Common Stock and the Non-Voting Common Stock of the Company (including the Restricted Shares), in each case, par value $0.0001 per share.

“Company Charter and Bylaws” means the Company’s certificate of incorporation and bylaws, each as amended and restated from time to time and as currently in effect.

“Company Group” means the Company and each of its Subsidiaries, Snacks Holding Corporation, a Delaware corporation, Amport Guaranty Corporation, a Delaware corporation, American Importing Company, Inc., a Minnesota corporation, AHON, Inc., a Delaware corporation and Ann’s House of Nuts, Inc., a Maryland corporation.

“Company Stock” means all of the issued and outstanding Common Stock and Preferred Stock.

“Company Stockholder” means any Person that holds any Company Stock.

“Contract” means any binding agreement, arrangement, understanding, commitment, instrument, lease, license, mortgage, indenture, note, debenture, credit agreement, security agreement or other contract, whether or not in writing.

“Deductible Amount” means an amount equal to four million three hundred thousand dollars ($4,300,000).

“Distribution Waterfall” is defined in, and shall be calculated in accordance with, the “Distribution Waterfall” attached hereto as Exhibit A, which shall be updated as necessary by the Company prior to the Closing.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, ordinances, orders, decrees, or the common law concerning pollution or protection of the environment, natural resources or worker health or safety (as it related to exposure to hazardous or toxic materials), as the foregoing are enacted and in effect, on the Closing Date.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of an entity means a corporation, trade, business, or entity under common control with such entity, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” means Citibank, National Association.

“Escrow Agreement” means the escrow agreement in the form attached hereto as Exhibit B.

“Escrow Amount” means cash in the amount of forty-three million dollars ($43,000,000).

“Escrow Fund” means the Escrow Amount deposited into escrow pursuant to the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Merger Consideration” means an amount equal to the sum of (i) the Aggregate Initial Consideration, (ii) any payments required to be made to the Sellers’ Representative for the benefit of the Company Stockholders pursuant to Section 2.10(d), (iii) the Escrow Amount (less any payments required to be made to Purchaser pursuant to Section 2.10(d), ARTICLE 7 or the Escrow Agreement), and (iv) the Additional Payment, if any.

“Flow-Thru Entity” means (i) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (ii) a “controlled foreign corporation” within the meaning of Section 957 of the Code, or (iii) a “passive foreign investment corporation” within the meaning of Section 1297 of the Code.

“GAAP” means United States generally accepted accounting principles as of the date hereof, consistently applied and consistent with the Company Group’s past practices, except that to the extent that such past practices conflict with United States generally accepted accounting principles as of the date hereof, then United States generally accepted accounting principles shall prevail. For the avoidance of doubt, GAAP shall not be deemed to incorporate or include any accounting principles (or pronouncements or guidance on accounting principles) that arise or are announced or published at any time after the date hereof.

“Governmental Authority” means any government, governmental agency, department, bureau, office, commission, authority, or instrumentality, or court of competent jurisdiction, in each case whether foreign, federal, state, or local.

“Governmental Licenses” means all permits, licenses, franchises, orders, registrations, certificates, approvals and other authorizations obtained from foreign, federal, state or local governments or governmental agencies, including, without limitation, those listed on the “Governmental Licenses Schedule” attached hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money (including the principal amount thereof or, if applicable, the accreted amount thereof, and, if applicable, any prepayment penalties or similar fees thereof), whether or not evidenced by bonds, debentures, notes, bank drafts or other similar instruments (excluding any trade payables, accounts payable, and any other current liabilities, in each case, to the extent taken into account in the calculation of Final Working Capital); (ii) all obligations of such Person in respect of letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, in each case, to the extent drawn; (iii) all outstanding payment obligations of such Person with respect to guaranties, endorsements, assumptions and other contingent obligations in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others; (iv) all outstanding payment obligations of such Person under leases that are recorded by the Company as capital leases; (v) all outstanding payment obligations of such Person for deferred purchase price in respect of a company or business pursuant to any acquisition or similar agreement (including, with respect to the Company Group, any amount owed under the AHON Purchase Agreement relating to the utilization of any net operating losses), including earnouts, payments under non-compete agreements and notes payable, but excluding trade payables, accounts payable and any other current liabilities, in each case, to the extent taken into account in the calculation of Final Working Capital (other than the current portion of indebtedness for borrowed money) and (vi) any accrued interest and fees related to any of the foregoing. In no event, however, shall Indebtedness include or take into account (A) any indebtedness arranged by Purchaser or any of its Affiliates, (B) any amounts owing under any lease recorded by the Company as an operating lease, (C) any amounts subject to uncalled letters of credit that have not been drawn upon or funded, and (D) any of the amounts taken into account in the calculation of the Final Working Capital or the Unpaid Sellers’ Transaction Expenses.

“Indemnified Tax” (and, with the correlative meaning, “Indemnified Taxes”) means any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally pursuant to any Contract entered into (or assumed) by any member of the Company Group on or prior to the Closing Date, in connection with filing a Tax Return or an adjustment by any Governmental Authority, whether disputed with a Governmental Authority pursuant to Section 9.7(e)(iii) or not):

(i) all Taxes of any member of the Company Group (other than Transfer Taxes (which are governed by clause (iv) below)) for any Pre-Closing Tax Period (or portion of any Straddle Period ending on or prior to the Closing Date);

(ii) all Taxes that any member of the Company Group is liable for (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws) as a result of being a member of (or leaving) an Affiliated Group on or before the Closing Date;

(iii) all Taxes resulting from a breach or inaccuracy of any Tax Representation (determined for this purpose without giving effect to any qualifications as to materiality, “Material Adverse Effect” or similar qualifications, except where any such Tax Representation requires disclosure of lists of items of a material nature or above a specified threshold, in which case such references shall not be disregarded for purposes of determining the lists of items which must be disclosed);

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(iv) all Taxes resulting from (a) a breach of any covenant or other agreement contained in Section 9.7 by the Company Stockholders or the Sellers’ Representative, or (b) a breach of any covenant or other agreement contained in Section 4.2(q) by any member of the Company Group;

(v) the Company Stockholders’ portion of any Transfer Taxes as determined under Section 9.7(h); and

(vi) all Taxes imposed as a result of any loss, reduction, disallowance, or unavailability (in whole or in part) of any Tax refund (whether as cash or a credit or offset against Taxes otherwise payable) of any member of the Company Group that (A) was taken into account in the calculation of the Final Working Capital; or (B) gave rise to a payment to, or for the benefit of, the Company Stockholders under Section 9.7(i).

Indemnified Taxes shall not include (A) any Taxes to the extent included as a liability in the computation of Final Working Capital, (B) any income Taxes to the extent included in the computation of Estimated Closing Income Taxes, and (C) any employment Taxes or Transfer Taxes included in Unpaid Sellers’ Transaction Expenses.

“Knowledge” means (i) in the case of an individual, the actual knowledge of such individual without independent investigation, (ii) in the case of the Company, the knowledge of Paul Lapadat, Kevin McMenimen, Mike Bley, Jeff Vogel, Mark Zurcher, Brian Zellmer, Mary Beth Fong and Chris Nubern, in each case without independent investigation, and (iii) in the case of any other Person that is not an individual, the actual knowledge of the chief executive officer and chief financial officer (or persons serving in similar capacities) of such Person, in each case without independent investigation.

“Laws” means all laws, statutes, rules, regulations, ordinances, judgments, orders or decrees of any state, county, city or other political subdivision or of any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Company Group under all Real Property Leases.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, easement or charge. For the avoidance of doubt, a license to Proprietary Rights shall not be deemed a Lien.

“Material Adverse Effect” means any event, circumstance, change, occurrence, development, condition or effect (collectively, “Events”) that, individually or in the aggregate has or would reasonably be expected to have a material and adverse effect upon (A) the business, assets, properties, liabilities, condition (financial or otherwise) or operating results of the Company Group, taken as a whole, or (B) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, that none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse Event arising from or relating to (i) general business, industry or economic conditions, including such conditions related to the Business or the snack food or processed ingredients industry, (ii) any failure by one or more members of the Company Group to meet its financial projections, (iii) national or international political or social conditions, including the

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engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (iv) changes in GAAP, (v) changes in Law, (vi) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby (including, without limitation, the taking of any action with the consent of Purchaser or Merger Sub), (vii) changes affecting capital market conditions in the United States or any other country, (viii) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes or (ix) the announcement of the execution of this Agreement or the transactions contemplated hereunder; provided, however, that in the case of clauses (i), (iii), (iv), (v), (vii) and (viii) any such Event shall nevertheless be considered as constituting or contributing to a Material Adverse Effect to the extent such Event, individually or in the aggregate, has a disproportionate, material and adverse effect upon the business, assets, properties, liabilities, condition (financial or otherwise) or operating results of the Company Group, taken as a whole, relative to other companies operating in the same industry as the Company Group.

“Permitted Liens” means (i) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith by appropriate proceedings and which would not, individually or in the aggregate, have a Material Adverse Effect, (ii) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other title defects (a) not interfering materially with the ordinary conduct of the Business or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto and (b) which would not, individually or in the aggregate, have a Material Adverse Effect, (iii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith by appropriate proceedings, (iv) purchase money Liens securing rental payments under capital lease arrangements, (v) leases or service contracts to which a Person is a party, (vi) applicable Laws (including applicable securities Laws) or government orders, (vii) zoning, building codes or other land use Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which (a) are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business, and (b) which would not, individually or in the aggregate, have a Material Adverse Effect, (viii) Liens granted to any lender at the Closing in connection with any financing by Purchaser of the transactions contemplated hereby and (ix) any other Liens set forth on the “Permitted Liens Schedule.”

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

“Post-Closing Tax Period” means any Tax period beginning on or after the day immediately following the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

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“Preferred Stock” means the Series C Preferred Stock, the Series B Preferred Stock and the Series A Preferred Stock.

“Proprietary Rights” means all of the following throughout the world (i) patents and patent applications, including all utility, design and innovation registrations and applications; (ii) trademarks, service marks, trade names, trade dress, Internet domain names and social media accounts together with all goodwill associated therewith; (iii) copyrights, moral rights, database rights and rights in mask works; (iv) trade secrets, know-how and confidential information, including inventions, invention disclosures, methods, processes, recipes, formulations, customer lists and supplier lists; and (v) registrations and applications for any of the foregoing, including all provisionals, continuations, continuations-in-part, divisionals, reissues, reexaminations, renewals and extensions of any of the foregoing.

“Purchaser Indemnified Parties” means Purchaser, Merger Sub and their Affiliates (including the Company Group following the Closing) and their respective officers, directors, managers, members, partners, employees, agents, Affiliates, attorneys and their representatives.

“Real Property Leases” means, collectively, written leases, subleases, licenses, concessions and other agreements (written or oral) other than bailment arrangements, pursuant to which the Company Group holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Restricted Shares” means, collectively, all of the restricted shares of Company Stock granted pursuant to those certain Company Restricted Stock Purchase Agreements between the Company and the Company Stockholder party thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“SEC” means the Securities and Exchange Commission.

“Series A Preferred Stock” means the Series A 14.0% Redeemable Participating Preferred Stock, par value $0.0001 per share.

“Series B Preferred Stock” means the Series B 14.0% Redeemable Participating Preferred Stock, par value $0.0001 per share.

“Series C Preferred Stock” means the Series C 14.0% Redeemable Preferred Stock, par value $0.0001 per share.

“Stockholder Indemnified Parties” means the Company Stockholders and their Affiliates and their respective officers, directors, managers, shareholders, members, partners, employees, agents, Affiliates, attorneys and their representatives.

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

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“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Survey” means an up-to-date ALTA Land Title Survey certified within sixty (60) days of the Closing Date, prepared by a surveyor licensed in the jurisdiction where such Owned Real Property is located, completed in accordance with the most current “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” including items 1-4, 6,(b), 7(a), 7(b)(1), 7(b)(2), 8-10, 11(a), 13, 14 and 16-18 of “Table A” thereof, and certified to Purchaser, the company issuing the Title Policy, Winston & Strawn LLP and any other parties designated by Purchaser.

“S-X Business Financials” means all of the following financial statements of the Company: (a) the audited consolidated balance sheet of the Company Group as of December 28, 2013, and the audited consolidated statements of operations, stockholder’s equity and cash flows of the Company Group for the fiscal year ended December 28, 2013 (including the notes thereto), accompanied by the report thereon of McGladrey LLP, independent public accounting firm, (b) the unaudited interim consolidated balance sheet of the Company Group as of March 29, 2014, and the related unaudited interim consolidated statements of operations, equity and cash flows of the Company Group for the three (3) months ended March 29, 2014, in each case together with such other financial information as necessary for Purchaser to prepare pro forma financial statements under and in accordance with Article 11 of Regulation S-X and the relevant SEC rules and regulations applicable thereto and for the three (3) months ended March 29, 2014 and (c) the consent of McGladrey LLP to the inclusion in Purchaser’s applicable SEC filings of its report relating to the financial statements of the Company set forth in (a) above.

“S-X Delivery Date” means the date by which the Company has delivered to Purchaser all of the S-X Business Financials.

“Target Working Capital” is defined in the “Working Capital Schedule” attached hereto.

“Tax” means any foreign, federal, state or local income, gross receipts, net receipts, capital gain, branch profits, ad-valorem, franchise, estimated, alternative minimum, assessment, add-on minimum, sales, use, transfer, real property gains, registration, recording, value added, customs, excise, natural resources, goods and services, severance, stamp, occupation, premium, windfall profit, environmental (including Section 59A of the Code), unclaimed property, real property, personal property, escheat, capital stock, employment, social security, unemployment, disability, payroll, license, capital or employee or other withholding tax, including any interest, penalties or additions to tax imposed by (or otherwise payable to) any Governmental Authority whether disputed or not.

“Tax Representations” means any representation and warranty set forth in Section 5.17, to the extent such representations and warranties relate to Taxes, and Section 5.19. For the avoidance of doubt, the representations and warranties set forth in Section 5.17 (to the extent such representations and warranties related to Taxes) and Section 5.19 are the only representations and warranties deemed being made with respect to Taxes.

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“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws or administrative requirements relating to any Tax (including any amendment thereto).

“Third Party Claims” means actions, suits, claims or legal, administrative, arbitration, mediation, governmental or other proceedings, or investigations, other than any brought by a party to this Agreement or an Affiliate of a party to this Agreement.

“Title Policy” means an owner’s title insurance policy on the most current form of ALTA fee owner’s title insurance policy, with extended coverage, insuring the good and marketable fee simple title of Purchaser or its nominee in the Owned Real Property subject only to Permitted Liens, with liability in the amount of the approximated fair market value of the Owned Real Property, and with the following endorsements: (i) ALTA 3.1 zoning, (ii) owner’s comprehensive, (iii) land “same as” survey, (iv) subdivision compliance, if applicable, (v) tax parcel identification, (vi) contiguity, (vii) location, (viii) waiver of arbitration, (ix) utilities availability, and (x) access.

“Transaction Documents” means (i) this Agreement, (ii) the Escrow Agreement and (iii) all other certificates, agreements and instruments to be executed by Purchaser, Merger Sub, the Company, the Sellers’ Representative and/or the Company Stockholders at or prior to the Closing pursuant to this Agreement.

“Transaction Tax Deductions” means, without duplication and regardless of by whom paid, the aggregate amount of income Tax deductions of the Company Group with respect to (i) any and all stay bonuses, sale bonuses, change in control payments, retention payments, compensation in respect of equity securities, synthetic equity payments, Tax gross-up payments in respect of any equity or incentive equity arrangements, or similar payments made or to be made by the Company Group in connection with or resulting from the Closing, in each case, to the extent included in Unpaid Sellers’ Transaction Expenses, paid in cash on or prior to the Closing Date or otherwise paid out of the Aggregate Initial Consideration or Final Merger Consideration, including in accordance with Section 4.13, or included as a liability in the Final Working Capital, (ii) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred in respect of the Repaid Indebtedness in connection with the Closing, in each case, to the extent included in Unpaid Sellers’ Transaction Expenses, paid in cash on or prior to the Closing Date or otherwise paid out of the Aggregate Initial Consideration or Final Merger Consideration, including in accordance with Section 4.13, or included as a liability in the Final Working Capital, (iii) all fees, costs and expenses incurred by the Company Group in connection with or incident to this Agreement and the transactions contemplated hereby, including, any such legal, accounting and investment banking fees, costs and expenses, in each case, to the extent included in Unpaid Sellers’ Transaction Expenses, paid in cash on or prior to the Closing Date or otherwise paid out of the Aggregate Initial Consideration or Final Merger Consideration, including in accordance with Section 4.13, or included as a liability in the Final Working Capital, and (iv) any employment Taxes with respect

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to the amounts set forth in the foregoing clause (i) to the extent included in Unpaid Sellers’ Transaction Expenses, in each case, that are “more likely than not” deductible. The parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success based fees for purposes of clause (iii) above.

“Unpaid Sellers’ Transaction Expenses” means, without duplication, the aggregate amount of unpaid fees and expenses determined as of the Closing payable by the Sellers’ Representative or any member of the Company Group in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the fees and expenses of legal counsel, investment advisers and accountants, any amounts payable to the brokers listed on the “Brokerage Schedule,” and any amounts payable to existing directors, employees or consultants of the Company Group with respect to any change of control (including all amounts due under the Vogel Deferred Compensation Agreement in excess of any amounts payable to the Company under the Vogel Note), commission or other similar payments payable in connection with the transactions contemplated hereunder (and related employment Taxes payable by the Company Group in respect thereof and employment Taxes payable by the Company Group with respect to the payments attributable to the Restricted Shares pursuant to Section 4.13 to the extent such employment Taxes were not withheld from the escrowed Aggregate Initial Consideration), which amounts are set forth on the “Unpaid Sellers’ Transaction Expenses Schedule” attached hereto, which “Unpaid Sellers’ Transaction Expenses Schedule” may be updated by the Company prior to the Closing. For the avoidance of doubt, Unpaid Sellers’ Transaction Expenses shall be net of any amounts taken into account in the calculation of Indebtedness or Final Working Capital, or paid prior to Closing.

“Vogel Deferred Compensation Agreement” means that certain Deferred Compensation Agreement, dated November 12, 2010, by and between the Company and Jeff Vogel.

“Vogel Note” means that certain Secured Promissory Note, dated November 12, 2010, issued by Jeff Vogel to the Company.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local Law.

“Working Capital” is defined in, and shall be calculated in accordance with the formula set forth on, the “Working Capital Schedule” attached hereto.

“Zoning Report” means a current zoning report from a nationally-recognized zoning information services provider containing a certificate from the applicable governmental authority indicating the zoning classification of the Owned Real Property and certifying that such Owned Real Property is in compliance with all Laws regarding zoning.

1.2 Cross-References. Each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

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Term	Section
Accounting Arbitrator	2.10(c)(i)
Acknowledgment	7.3(a)
Actual Cash	2.10(b)
Actual Indebtedness	2.10(b)
Actual Working Capital	2.10(b)
Additional Payment	2.12
Adjusted Aggregate Initial Consideration	2.10(d)(i)
Agreement	Recitals
Antitrust Law	4.5(a)
Applicable Percentage	2.10(c)(iii)
Audited Balance Sheet	5.5(b)
Certificate of Merger	2.2
Certificate	2.7(b)
Closing	2.2
Closing Date	2.2
Company	Recitals
Company Board	Recitals
Company Stockholder Tax Returns	9.7(a)
Confidentiality Agreement	9.2
D&O Beneficiary	9.6
D&O Claim	9.6
D&O Insurance	9.6
Defense Counsel	7.3(a)
Defense Notice	7.3(a)
Direct Claim	7.4
Dispute Notice	2.10(c)(ii)
Dissenting Stock	2.11(a)
DGCL	Recitals
Downward Closing Working Capital Adjustment	1.1
Effective Time	2.2
Employee Pension Plans	5.17(a)
Employee Plans	5.17(a)
Employee Welfare Plans	5.17(a)
Environmental Permit	5.12
Equity Plan	4.13

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Term	Section
Estimated Cash	2.10(a)
Estimated Indebtedness	2.10(a)
Estimated Working Capital	2.10(a)
Events	1.1
Excess Dissenters Costs	2.11(b)
FDA	5.14(a)
Final Cash	2.10(c)(i)
Final Indebtedness	2.10(c)(i)
Final Working Capital	2.10(c)(i)
Financial Statements	5.5
FTC	5.14(a)
Headquarters Relocation Fee	7.1(f)
Indemnified Party	7.3(a)
Indemnifying Party	7.3(a)
Information Statement	4.10(b)
Intermediary Transaction Tax Shelter	9.7(g)
Latest Balance Sheet	5.5(a)
Letter of Transmittal	2.7(b)
Merger	2.1
Merger Sub	Recitals
Multiemployer Plan	5.17(a)
OHSA	5.16(g)
Other Plans	5.17(a)
Owned Real Property	5.8(b)
Paying Agent	2.7(a)
Payment Fund	2.7(a)
Payoff Letters	2.9
Purchaser	Recitals
Purchaser Group	9.7(j)
Purchaser Tax Returns	9.7(b)
Repaid Indebtedness	2.9
Response Action	7.7(f)
Saint Paul HQ	7.1(f)

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Term	Section
Scheduled Proprietary Rights	5.11(a)
Section 280G Waived Payments	4.14(a)
Sellers’ Counsel	9.5(f)
Sellers’ Representative	9.5
Sellers’ Representative Expense Fund	9.5(e)
Shareholders Agreement	4.10(a)
Solvent	6.9
Suntree	2.12
Suntree Acquisition	2.12
Surviving Corporation	Recitals
Tax Benefit	9.7(j)
Tax Contest	9.7(e)(iii)
Terminating Affiliate Agreements	4.7
Termination Date	8.1(d)
Transfer Taxes	9.7(h)
Upward Closing Working Capital Adjustment	1.1
USDA	5.14(a)
Written Consent	Recitals

ARTICLE 2

THE MERGER

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the Company Charter and Bylaws, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and as a direct, wholly-owned Subsidiary of Purchaser (the “Merger”).

2.2 The Closing and the Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 555 California Street, Suite 2700, San Francisco, California, commencing at 10:00 a.m. local time on the fourth Business Day following the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective parties will take at the Closing itself), or at such other place or on such other date as is mutually agreeable to Purchaser and the Sellers’ Representative; provided, however, that notwithstanding the satisfaction or waiver of the conditions to Closing, Purchaser shall not be required to effect the Closing until ten (10) Business Days after the earlier of (a) the S-X Delivery Date and (b) July 11, 2014 (or the Closing may be consummated at such other time as Purchaser and the Sellers’ Representative may

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mutually agree). The date of the Closing is referred to herein as the “Closing Date.” On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated by filing the Certificate of Merger (the “Certificate of Merger”) in substantially the form attached hereto as Exhibit C, with the Secretary of State of the State of Delaware, as required by, and executed in accordance with, the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed upon in writing by Purchaser and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Organizational Documents of the Surviving Corporation. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation and the bylaws of the Surviving Corporation shall be the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time until duly amended as provided therein or by applicable Laws.

2.5 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold such office in accordance with the provisions of the certificate of incorporation and bylaws of the Surviving Company.

2.6 Effect of the Merger on the Company Stock and Merger Sub.

(a) Effect on the Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Company Stockholders, each class, series and subclass of Company Stock (other than Dissenting Stock) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 2.6 and elsewhere in this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive that portion of the Final Merger Consideration as set forth herein and shall no longer be outstanding.

(i) Each class, series and subclass of Company Stock (other than Dissenting Stock) that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a portion of the Final Merger Consideration in accordance with the Distribution Waterfall.

(ii) Each Dissenting Stock shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with Section 2.11.

(iii) For purposes of calculating the amount to be paid to each Company Stockholder (other than holders of Dissenting Stock) at the Effective Time, the amounts described in this Section 2.6(a) shall be calculated assuming that the Final Merger

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Consideration is equal to the Aggregate Initial Consideration, and shall be adjusted following the Closing as set forth herein. The amount to be paid to each Company Stockholder for each class, series and subclass of Company Stock (other than Dissenting Stock) held shall be rounded down to the nearest whole cent.

(iv) All classes, series and subclasses of Company Stock, when cancelled, extinguished, and converted pursuant to this Section 2.6(a), shall no longer be outstanding and shall automatically be cancelled and retired, and each former holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 2.6(a).

(b) Conversion of Merger Sub’s Capital Stock. At and as of the Effective Time, each share of Merger Sub’s capital stock shall be converted into one share of Surviving Corporation’s capital stock. Each certificate of Merger Sub evidencing ownership of any such capital stock shall automatically be deemed to evidence ownership of such interests of the Surviving Corporation.

(c) Cancellation of Treasury Stock. Any Company Stock that is owned by the Company and not issued and outstanding as of the Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

2.7 Mechanism of Payment and Delivery of Certificates.

(a) Not less than ten (10) Business Days prior to the Effective Time, the Sellers’ Representative, as the representative of the Company Stockholders, shall appoint a bank or trust company (which bank or trust company will be reasonably acceptable to Purchaser and will have a credit rating of at least AA) to act as paying agent (the “Paying Agent”) and enter into a paying agent agreement with such Paying Agent (which paying agent agreement will be in form and substance reasonably acceptable to Purchaser) for the purpose of paying the Final Merger Consideration in accordance with the Distribution Waterfall. At the Effective Time, Purchaser or Merger Sub shall deliver, or Purchaser or Merger Sub shall otherwise take all steps necessary to cause to be delivered, by wire transfer of immediately available funds, to the Paying Agent, solely for the benefit of the Company Stockholders (other than the holders of Dissenting Stock) that do not receive a portion of the Aggregate Initial Consideration at the Closing pursuant to Section 2.7(b), cash in an aggregate amount equal to the Aggregate Initial Consideration (less the Sellers’ Representative Expense Fund and amounts payable at Closing pursuant to Section 2.7(b)) (the “Payment Fund”). The Payment Fund shall be used solely and exclusively for purposes of paying the consideration specified in Section 2.6 and shall not be used to satisfy any other obligations of any member of the Company Group. The Paying Agent shall make the payments provided for in Section 2.6 out of the Payment Fund.

(b) To the extent that a Company Stockholder (other than a holder of Dissenting Stock) delivers a Letter of Transmittal in the form of Exhibit F hereto (a “Letter of Transmittal”), duly executed and completed in accordance with the instructions thereto, and a certificate representing, immediately prior to the Effective Time, Company Stock (a “Certificate”) or a lost stock affidavit and indemnity (as described in Section 2.7(d)) to the Company prior to the Closing, the Paying Agent shall pay to such Company Stockholder at the Closing cash in an amount set forth for such Company Stockholder in the Distribution Waterfall, which amounts shall be paid by the Paying Agent by check or wire transfer in accordance with the instructions provided by such Company Stockholder. Following the Closing, upon surrender

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by a Company Stockholder (other than a holder of Dissenting Stock) to the Surviving Corporation of a Certificate, together with a Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, such Company Stockholder shall be entitled to receive, as soon as practicable but in no event later than five (5) Business Days after such surrender, in exchange therefor, cash in an amount set forth for such Company Stockholder in the Distribution Waterfall, which amounts shall be paid by the Paying Agent by check or wire transfer in accordance with the instructions provided by such Company Stockholder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender or transfer of any Certificate. If the consideration provided for herein is to be delivered in the name of a Person other than the Person in whose name the Certificate was surrendered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer. Until surrendered in accordance with the provisions of this Section 2.7(b), each Certificate (other than those representing Dissenting Shares or Company Stock to be cancelled pursuant to Section 2.6(c)) shall represent, for all purposes, only the right to receive an amount in cash equal to the portion of the Final Merger Consideration payable in respect thereof pursuant to Section 2.6(a) in respect of the Company Stock formerly evidenced by such Certificate, without any interest or dividends thereon.

(c) Neither Purchaser nor the Surviving Corporation shall be liable to a holder of Certificates or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered or transferred by the sixth anniversary of the Closing Date (or immediately prior to such earlier date on which any Final Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Company Stock in respect of such Certificate would otherwise escheat to or become the property of any foreign, federal, state or local governments or governmental agency), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity (in form and substance reasonably acceptable to the Surviving Corporation) of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed, the Company will issue in exchange for such lost, stolen or destroyed Certificate the Final Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.8 No Further Ownership Rights in the Company Stock. The portion of the Final Merger Consideration paid in respect of the surrender for exchange of Company Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such Company Stock, and, upon the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Stock which were outstanding immediately prior to the Effective Time.

2.9 Repaid Indebtedness; Unpaid Sellers’ Transaction Expenses. It is contemplated by the parties that, upon the Closing, all Indebtedness for borrowed money of the Company Group as of the Closing Date, which is listed on the “Repaid Indebtedness Schedule” attached hereto, will be fully repaid (the “Repaid Indebtedness”) and that such repayment will be funded by Purchaser. In order to facilitate such repayment, prior to the Closing, the Company shall obtain payoff letters from the holders of all Repaid Indebtedness of the Company Group,

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which payoff letters shall acknowledge the aggregate principal amount and all accrued but unpaid interest required to discharge such Repaid Indebtedness at the Closing and include an undertaking by each such holder to discharge, or authorize the discharge of, any Liens securing any portion of such Repaid Indebtedness, upon payment of the Repaid Indebtedness owed to such holder (the “Payoff Letters”). In addition, it is contemplated by the parties hereto that, upon the Closing, all of the Unpaid Sellers’ Transaction Expenses (to the extent not paid by the Company Group prior to the Closing and as set forth and in accordance with the final bills and wire transfer instructions delivered by the Company to Purchaser no later than three (3) Business Days prior to the Closing) will be fully paid, and that such payment will be funded by Purchaser. Subject to the satisfaction of the Company Group’s conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Purchaser shall make payment of the Unpaid Sellers’ Transaction Expenses on the Closing Date (or, in the case of employment Taxes, that are included in Sellers’ Transaction Expenses, on the date due to the applicable Governmental Authority) in order to discharge the amounts payable thereunder.

2.10 Working Capital, Cash and Indebtedness Adjustment.

(a) Determination of Closing Adjustment. No later than three (3) Business Days prior to the Closing, the Company shall cause to be prepared and delivered to Purchaser a statement setting forth (i) a good faith estimate of Working Capital (prepared in accordance with the “Working Capital Schedule” attached hereto) as of the close of business on the day prior to the Closing Date (“Estimated Working Capital”), (ii) a good faith estimate of the aggregate amount of all Cash of the Company Group as of the close of business on the day prior to the Closing Date (“Estimated Cash”), (iii) a good faith estimate of the aggregate amount of all Indebtedness of the Company Group as of immediately prior to the Closing (“Estimated Indebtedness”) and after giving effect to the repayment of all Repaid Indebtedness, (iv) a good faith estimate of the aggregate amount of all Closing Income Taxes as of the Closing (the “Estimated Closing Income Taxes”) and (iv) the amount by which the Aggregate Initial Consideration is to be adjusted on account of the foregoing.

(b) Determination of Post-Closing Adjustment. No later than forty-five (45) days following the Closing, Purchaser shall prepare and deliver to the Sellers’ Representative a statement setting forth (i) the calculation of the actual Working Capital as of the close of business on the day prior to the Closing Date (“Actual Working Capital”) (prepared in accordance with the “Working Capital Schedule” attached hereto), (ii) a calculation of the actual Cash of the Company Group as of the close of business on the day prior to the Closing Date (“Actual Cash”) and (iii) a calculation of the actual Indebtedness of the Company Group as of immediately prior to the Closing (“Actual Indebtedness”) and after giving effect to the repayment of all Repaid Indebtedness.

(c) Disputed Final Adjustment.

(i) No later than thirty (30) days following the delivery by Purchaser of the calculation of Actual Working Capital, Actual Cash and Actual Indebtedness, the Sellers’ Representative shall notify Purchaser in writing whether it accepts or disputes the accuracy of the calculation of Actual Working Capital, Actual Cash and Actual Indebtedness. During such thirty (30) day period, the Sellers’ Representative and its agents shall be provided with such access to the financial books and records of Purchaser and the Company Group as well as any relevant work papers as it may reasonably request to enable it to evaluate the Actual Working Capital, Actual Cash and Actual

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Indebtedness. If the Sellers’ Representative accepts the calculation of Actual Working Capital, Actual Cash and Actual Indebtedness determined pursuant to Section 2.10(b), or if the Sellers’ Representative fails within such thirty (30) day period to notify Purchaser of any dispute with respect thereto, then the calculation of Actual Working Capital determined pursuant to Section 2.10(b) shall be the “Final Working Capital,” the calculation of Actual Cash determined pursuant to Section 2.10(b) shall be the “Final Cash” and the calculation of Actual Indebtedness determined pursuant to Section 2.10(b) shall be the “Final Indebtedness,” which, in each case, shall be deemed final and conclusive and binding.

(ii) If the Sellers’ Representative disputes the accuracy of the calculation of Actual Working Capital, Actual Cash or Actual Indebtedness, the Sellers’ Representative shall provide written notice to Purchaser no later than thirty (30) days following the delivery by Purchaser to the Sellers’ Representative of the calculation of Actual Working Capital, Actual Cash and Actual Indebtedness (the “Dispute Notice”), setting forth those items that the Sellers’ Representative disputes. During the thirty (30) day period following delivery of a Dispute Notice, Purchaser and the Sellers’ Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items. During such thirty (30) day period and until the final determination of Actual Working Capital, Actual Cash and/or Actual Indebtedness in accordance with this Section 2.10(c)(ii) or Section 2.10(c)(iii), as the case may be, (as so determined, or as determined pursuant to Section 2.10(c)(i) above, “Final Working Capital,” “Final Cash,” and “Final Indebtedness,” respectively), the Sellers’ Representative and its agents shall be provided with such access to the financial books and records of Purchaser and the Company Group as it may reasonably request. If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, Final Working Capital, Final Cash and Final Indebtedness shall be the amounts agreed upon by them. If the parties fail to resolve their differences over the disputed items within such thirty (30) day period, then Purchaser and the Sellers’ Representative shall forthwith jointly request that KPMG LLP (the “Accounting Arbitrator”) make a binding determination as to the disputed items in accordance with this Agreement.

(iii) The Accounting Arbitrator will under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information and testimony by Purchaser and the Sellers’ Representative within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of Actual Working Capital, Actual Cash and Actual Indebtedness shall be based solely on the resolution of such disputed items. The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value for such item claimed by either party. The decision of the Accounting Arbitrator shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction and the Accounting Arbitrator’s final calculation of Actual Working Capital shall be deemed the “Final Working Capital,” the Accounting Arbitrator’s final calculation of Actual Cash shall be deemed the “Final Cash” and the Accounting Arbitrator’s final calculation of Actual Indebtedness shall be deemed the “Final Indebtedness.” The fees and expenses of the Accounting Arbitrator

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shall be allocated to be paid by Purchaser, on the one hand, and each of the Company Stockholders, severally and not jointly, in proportion to the applicable percentage set forth on the attached “Sellers Holdings Schedule” (the “Applicable Percentage”), on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Arbitrator.

(d) Payment following Calculation of Final Working Capital, Final Cash and Final Indebtedness.

(i) Following the determination of Final Working Capital, Final Cash and Final Indebtedness, the Aggregate Initial Consideration shall be recalculated by substituting the Final Working Capital for the Estimated Working Capital in Section 1.1, the Final Cash for the Estimated Cash in Section 1.1, and the Final Indebtedness for the Estimated Indebtedness in Section 1.1 (the “Adjusted Aggregate Initial Consideration”) and if (after taking into account any Upward Closing Working Capital Adjustment or Downward Closing Working Capital Adjustment at the Closing) (A) the Adjusted Aggregate Initial Consideration is greater than the Aggregate Initial Consideration on the Closing Date, then such difference shall be paid by Purchaser to the Sellers’ Representative (for the benefit of each of the Company Stockholders in accordance with such Person’s Applicable Percentage); and (B) the Aggregate Initial Consideration on the Closing Date is greater than the Adjusted Aggregate Initial Consideration, then the Sellers’ Representative and Purchaser shall jointly instruct the Escrow Agent to pay from the Escrow Fund the absolute value of such difference, in immediately available funds to Purchaser by wire transfer to the bank account designated in writing by Purchaser (provided that such amount paid pursuant to this clause (B) shall not exceed the amount of the Escrow Fund). In the event that the full amount (if any) by which the Aggregate Initial Consideration on the Closing Date exceeds the Adjusted Aggregate Initial Consideration is greater than the Escrow Fund, Purchaser shall have no recourse against the Sellers’ Representative, the Company Stockholders or any other Person.

(ii) All payments pursuant to this Section 2.10(d) shall be made by wire transfer of immediately available funds to an account designated in advance by the Sellers’ Representative or Purchaser, as applicable, and all such payments and releases from the Escrow Fund, as applicable, shall be made on or prior to the fifth (5th) Business Day following: (A) the thirty (30) day period following Purchaser’s delivery of the calculation of the Actual Working Capital, Actual Cash and Actual Indebtedness pursuant to Section 2.10(b) if the Sellers’ Representative does not timely dispute either of such amounts pursuant to Section 2.10(c)(i); (B) the date of the Sellers’ Representative’s and Purchaser’s mutual determination of Final Working Capital, Final Cash and Final Indebtedness in the event the Sellers’ Representative timely disputes either of such amounts pursuant to Section 2.10(c)(i) and the Sellers’ Representative’s and Purchaser’s differences are resolved without the engagement of an Accounting Arbitrator pursuant to Section 2.10(c)(ii); and (C) the date of the Accounting Arbitrator’s determination of Final Working Capital, Final Cash and/or Final Indebtedness pursuant to Section 2.10(c)(iii) in the event the Sellers’ Representative timely disputes either of such amounts pursuant to Section 2.10(c)(i) and the Sellers’ Representative and Purchaser are unable to resolve their differences pursuant to Section 2.10(c)(iii).

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2.11 Dissenting Stock.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Stock”) shall not be converted into, or represent the right to receive, any portion of the Aggregate Initial Consideration or Final Merger Consideration payable pursuant to the terms of this Agreement. Such holders of Company Stock shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Stock held by the holders of Company Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any portion of the Aggregate Initial Consideration and Final Merger Consideration payable pursuant to the terms of this Agreement, without any interest thereon, upon surrender, in the manner provided herein, of the Certificate or Certificates that formerly evidenced such shares or the execution and delivery of a lost stock affidavit to the Company as set forth in Section 2.7(b).

(b) The Company shall give (i) Purchaser and the Sellers’ Representative prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the Sellers’ Representative the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company Stockholders shall be responsible pursuant to Section 7.1(d) for the excess, if any, of all reasonable third-party out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) related to, arising out of, or incurred in connection with, the Company’s negotiations or proceedings relating to any demand for payment of Dissenting Stock, including any payment required to be made to any holder of Dissenting Stock with respect to the settlement or resolution of any appraisal proceeding relating thereto in excess of the aggregate amount of consideration that would have otherwise been payable with respect to such Dissenting Stock (such excess, being referred to as the “Excess Dissenters Costs”).

2.12 Additional Payment. The parties hereby agree that the Company Stockholders shall be entitled to receive from Purchaser as additional consideration following the Closing a payment in cash in the amount of $15,000,000 (the “Additional Payment”) in the event that, at any time on or prior to the second anniversary of the Closing Date, Purchaser or any of its Affiliates (including, after the Closing, any member of the Company Group) enters into an agreement or agreements with respect to a transaction or series of related transactions to acquire all or a majority of the business of Suntree, LLC and its Affiliates (collectively, “Suntree”), whether by purchase, lease or license of all or a majority of the assets of Suntree, purchase of a majority of the outstanding equity interests of Suntree (including by means of merger, recapitalization, consolidation, reorganization, combination or otherwise), or any other transaction pursuant to which Purchaser or any of its Affiliates obtains control of all or a majority of Suntree or its business (collectively, a “Suntree Acquisition”). Purchaser shall make (or shall cause to be made) the Additional Payment to the Sellers’ Representative (for the benefit of the Company Stockholders) in cash by wire transfer of immediately available funds (to an account or accounts designated in advance in writing by the Sellers’ Representative to Purchaser)

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within five (5) Business Days following the closing of a Suntree Acquisition. The further payment of the Additional Payment to the Company Stockholders by the Sellers’ Representative shall be net of any amounts payable to Chestnut Hill Partners in respect of the Suntree Acquisition, which amounts shall be paid by the Sellers’ Representative out of the Additional Payment. Any Additional Payment under this Section 2.12 shall be treated by all parties as an adjustment to the Final Merger Consideration for all purposes, including for Tax purposes.

2.13 Withholding. Purchaser, the Company Group, and the Paying Agent will be entitled to deduct and withhold from (i) any amount payable pursuant to this Agreement (including payments of the Final Merger Consideration and releases of the Escrow Funds) and (ii) any amount attributable to the Restricted Shares and payable pursuant to the Restricted Shares purchase agreements, in each case, such amounts as Purchaser, the Company Group, or the Paying Agent (or any Affiliate thereof) shall determine in good faith they are required by Law to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, except with respect to payments in the nature of compensation to be made to employees or former employees, Purchaser, the Company Group or the Paying Agent shall provide the Sellers’ Representative with a written notice of such payor’s intention to withhold at least three (3) Business Days prior to any such withholding and each of the parties hereto shall use commercially reasonable efforts to minimize any such Taxes. To the extent that amounts are so withheld by Purchaser, the Company Group, or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made. Any payments to the Company Stockholders treated as compensation shall be forwarded to the Company and paid to the Company Stockholders through the Company’s payroll.

ARTICLE 3

CONDITIONS TO CLOSING

3.1 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) each of the representations and warranties set forth in Article 6 shall be true and correct (determined for this purpose without giving effect to any qualifications as to materiality, “material adverse effect” or similar qualifications) as of the date hereof and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby;

(b) Purchaser and Merger Sub shall have performed in all material respects all the covenants and agreements required to be performed by each of them under this Agreement prior to the Closing;

(c) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

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(d) no Law or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date hereof that would prohibit, restrict or prevent the consummation of the Merger, nor shall any proceeding by any Governmental Authority of competent jurisdiction seeking the foregoing be pending;

(e) the Escrow Agreement shall have been duly executed by Purchaser and the Escrow Agent;

(f) Purchaser shall have paid or cause to be paid all amounts payable to the Company Stockholders at Closing pursuant to Section 2.7(b) and shall have delivered the Aggregate Initial Consideration (less the Sellers’ Representative Expense Fund and amounts payable to the Company Stockholders at Closing pursuant to Section 2.7(b)) to the Paying Agent pursuant to the terms of Section 2.7(b);

(g) Purchaser shall have delivered the Escrow Amount to the Escrow Agent;

(h) Purchaser shall have delivered the amount of the Sellers’ Representative Expense Fund to the Sellers’ Representative pursuant to Section 9.5(e);

(i) Purchaser shall have paid, or caused to be repaid, the Repaid Indebtedness and all Sellers’ Transaction Expenses (to the extent not paid by the Company prior to the Closing); and

(j) on or prior to the Closing Date, Purchaser shall have delivered to the Sellers’ Representative each of the following:

(i) a certificate from an officer of each of Purchaser and Merger Sub in the form set forth as Exhibit D attached hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Sections 3.1(a) and (b) have been satisfied; and

(ii) certified copies of the resolutions duly adopted by the board of directors (or equivalent governing bodies) of each of Purchaser and Merger Sub authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby.

Any condition specified in this Section 3.1 may be waived by the Sellers’ Representative on behalf of the Company Stockholders and the Company; provided, however, that no such waiver will be effective against the Company Stockholders or the Company unless it is set forth in a writing executed by the Sellers’ Representative.

3.2 Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a) each of the representations and warranties set forth in Article 5 shall be true and correct (determined for this purpose without giving effect to any qualifications as to materiality, “Material Adverse Effect” or similar qualifications) as of the date hereof and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct has not had a Material Adverse Effect;

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(b) the Company shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

(c) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(d) no Law, decree, preliminary or permanent injunction or order shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date hereof that would prohibit, restrict or prevent the consummation of the Merger, nor shall any proceeding by any Governmental Authority of competent jurisdiction seeking the foregoing be pending;

(e) the Escrow Agreement shall have been duly executed by the Sellers’ Representative and the Escrow Agent;

(f) the Written Consent shall have been obtained;

(g) since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect; and

(h) on or prior to the Closing Date, the following shall have been delivered to Purchaser:

(i) a certificate from an officer of the Company in the form set forth as Exhibit E attached hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Section 3.2(a) and (b) have been satisfied;

(ii) certified copies of the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iii) the Payoff Letters;

(iv) all Certificates received by the Sellers’ Representative or the Company as of forty-eight (48) hours prior to the Closing, or if any Certificate shall have been lost, stolen or destroyed, a lost stock affidavit and indemnity (as described in Section 2.7(d)) to the Company by the Person claiming such Certificate to be lost, stolen or destroyed;

(v) all Letters of Transmittal received by the Sellers’ Representative or the Company as of forty-eight (48) hours prior to the Closing;

(vi) a certificate of the Secretary of each of each member of the Company Group dated the Closing Date certifying as to (i) a certificate of good standing of such Person, dated not more than ten (10) Business Days prior to the Closing Date, from the Secretary of State of the State of its incorporation or formation, and (ii) (iii) the organizational documents of such Person; and

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(vii) the Company shall have provided to Purchaser, (A) a properly completed and executed certificate satisfying Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c), certifying that the shares in the Company are not interests in “United States real property interest” within the meaning of Section 897(c) of the Code as of the Closing Date or (B) a properly completed and executed non-foreign affidavit from each of the Company Stockholders, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that such Company Stockholder is not a “foreign person” as defined in Code Section 1445.

Any condition specified in this Section 3.2 may be waived by Purchaser, on behalf of Purchaser and Merger Sub; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser.

ARTICLE 4

COVENANTS PRIOR TO CLOSING

4.1 Affirmative Covenants. From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 8, except as otherwise provided herein or as required by Law, the Company shall and shall cause each other member of the Company Group to:

(a) conduct the Business only in the ordinary course of business or as is consistent in all material respects with past custom and practice;

(b) use its reasonable efforts to preserve intact the Business, operations, organization, goodwill and reputation of the Company Group;

(c) us its reasonable efforts to preserve any advantageous relationships of the Company Group with its material employees, vendors and customers; and

(d) cooperate reasonably with Purchaser in Purchaser’s investigation of the Business and its properties, to permit Purchaser and its authorized representatives, at the sole cost of Purchaser, to (i) have reasonable access to its premises, books and records, during normal business hours and with reasonable prior written notice, (ii) visit and visually inspect any of its properties during normal business hours and with reasonable prior written notice and (iii) discuss its affairs, finances and accounts with its key employees identified on the “Key Employees Schedule”; provided that Purchaser shall coordinate all contact with any of the key employees through the Sellers’ Representative or its designee; provided, further, notwithstanding anything to the contrary in this Agreement, none of the Company Stockholders or the Company shall be required to disclose any information if such disclosure would, in the sole discretion of the Sellers’ Representative, (A) result in the waiver of any attorney-client or other legal privilege or (B) contravene any applicable Laws.

4.2 Negative Covenants. From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 8, except as otherwise provided in this Agreement, as set forth on the “Negative Covenants Schedule,” as required by Law or with the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed, the Company shall not and shall cause each other member of the Company Group not to:

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(a) except in the ordinary course of business or in a manner not inconsistent in any material respect with past practices, sell, lease, assign, license, suffer a Lien (other than a Permitted Lien) to exist on, or transfer any of its material assets or any portion thereof (other than sales of inventory or obsolete assets or assets with no book value and prepayment of Indebtedness using Cash) or mortgage, pledge or subject any of the foregoing to any additional Lien, except for Permitted Liens;

(b) make, grant or promise any material bonus or any material wage or salary increase to any employee, officer, director, consultant or shareholder, or make, grant or promise any other material change in employment terms for any employee, officer or director, other than (i) wage increases in the ordinary course of business consistent in all material respects with past custom and practice, (ii) pursuant to such arrangements as shall have been entered into prior to the date of this Agreement and disclosed in the “Employee Benefits Schedule” or the “Contracts Schedule,” (iii) the hiring of new or replacement employees in the ordinary course of business to the extent that the compensation expense of the Company Group would remain within the budgets of the Company Group following the hiring of such employees; or (iv) bonuses or other amounts that reduce Aggregate Initial Consideration;

(c) enter into any Employee Plan or Multiemployer Plan or amend in any respect any Employee Plan except as required to comply with Law or by the terms thereof or terminate (other than for cause) the employment or services of any director, officer, or manager, or grant any severance or termination pay to any director, officer, or manager other than pursuant to an arrangement disclosed in the “Employee Benefits Schedule” or the “Contracts Schedule”;

(d) create, incur, assume, guarantee or otherwise become liable with respect to any Indebtedness either involving more than $2,500,000 or outside of the ordinary course of business or in a manner inconsistent in any material respect with past practices, except for borrowing from banks (or similar financial institutions) necessary to fund capital expenditures or working capital in a manner consistent with the Company Group’s budget for capital expenditures and ordinary working capital requirements;

(e) amend or authorize the amendment of its certificate of incorporation or bylaws;

(f) make any material change in the capital structure of the Company Group or cease to operate the Company Group’s properties (either permanently or temporarily other than scheduled shut downs for routine maintenance) or cease to carry on a material part of the Business as operated or carried on immediately before the date hereof;

(g) effect any dissolution, winding-up, liquidation or termination of the Company or any of the Company’s Subsidiaries;

(h) repurchase, redeem or otherwise acquire of any outstanding equity interests or other securities of, or other ownership interest in, the Company or any of the Company’s Subsidiaries except for repurchases of equity from employees pursuant to rights of repurchase in existence on the date of this Agreement;

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(i) authorize, issue, sell or otherwise dispose of any equity securities of the Company or any of the Company’s Subsidiaries other than in connection with the exercise of any warrant outstanding on the date of this Agreement;

(j) make any material change to its accounting policies or adopt new accounting policies, in each case, except as required by GAAP, any Governmental Authority, applicable Laws or regulatory guidelines;

(k) terminate, amend or otherwise modify in any material respect any agreement on the “Contracts Schedule” or any Real Property Lease, other than the automatic termination or expiration of any such agreement in accordance with its terms, or, enter into any agreement that would have been on the “Contracts Schedule” had it been entered into prior to the date hereof; provided that the Company may enter into forward commitments for raw materials (in each case, for a term no longer than twelve (12) months) in amounts in excess of the limitations set forth in this Section 4.2(k) without the consent of Purchaser if the Company believes in good faith that the process of seeking consent will negatively impact its ability to obtain advantageous prices and / or sufficient quantities of such raw materials;

(l) waive or cancel any material claim, account receivable, trade account or other right of any member of the Company Group outside the ordinary course of business, or make any gift;

(m) enter into any severance or change of control or retention agreement with the Company’s or any of the Company’s Subsidiaries’ stockholders, directors, officers, employees, consultants or other service providers without prior written notice to Purchaser, and any amounts payable pursuant to any such agreement shall be Sellers’ Transaction Expenses;

(n) cancel or reduce in any material respect any of their insurance coverage;

(o) make aggregate capital expenditures in excess of 110% of the amounts reflected in the 2014 operating budget of the Company Group, except as required by any customer agreement entered into by the Company or any of the Company’s Subsidiaries;

(p) settle or compromise any material litigation or claims, requiring payment by the Company Group in excess of $1,000,000 in the aggregate or requiring the Company to agree to the granting of injunctive relief or specific performance;

(q) (i) incur any material Taxes outside the ordinary course of business; (ii) change any method of accounting of any member of the Company Group for income Tax purposes; (iii) enter into any agreement with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) with respect to any Tax or Tax Returns of any member of the Company Group; (iv) surrender a right of any member of the Company Group to a Tax refund (other than a Tax refund that is payable to the Company Stockholders under Section 9.7(i)); (v) change an accounting period of any Company Group with respect to any Tax; (vi) file an amended Tax Return; (vii) make any material election with respect to Taxes that is inconsistent with past practices of the Company Group; (viii) change or revoke any election with respect to Taxes; or (ix) extend the applicable statute of limitations with respect to any material Taxes, other than a statute of limitations extended as the result of an extension of the time limitation for filing a Tax Return that is granted in the ordinary course of business; or

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(r) agree or commit to any of the foregoing, whether in writing or otherwise.

4.3 Reasonable Best Efforts. Each such party shall, on or prior to the Closing, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

4.4 Exclusivity. Between the date hereof and the earlier of the Closing and the termination of this Agreement, each Company Stockholder and the Company, on behalf of themselves and their controlled Affiliates, agrees that such Person shall not, and shall use reasonable best efforts to cause their respective officers, directors, employees, agents or representatives not to, solicit, initiate or knowingly encourage any proposal or offer from any Person (other than Purchaser and its representatives) relating to the acquisition of all or substantially all of the equity interests or all or substantially all of the assets of the Company Group (including any acquisition structured as a merger, consolidation, or share exchange).

4.5 Regulatory Approval; Consents. Without limiting the generality of Section 4.3:

(a) Subject to the terms and conditions of this Agreement, each party shall, and shall cause its Affiliates to, use its reasonable best efforts to (i) file (x) a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as soon as reasonably practicable following the date hereof, but no later than five (5) Business Days after the date hereof and (y) make any other filing or notification required pursuant to any other competition or antitrust related legal or regulatory requirements of foreign jurisdiction, commissions or governing bodies (“Antitrust Law”) with respect to the transactions contemplated hereby within ten (10) Business Days after the date hereof; (ii) supply as promptly as practicable any additional information and documentary material that may be requested or required pursuant to any Antitrust Law, including the HSR Act; and (iii) request early termination of the initial waiting period under the HSR Act, and otherwise cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as soon as practicable. Purchaser shall pay all filing fees required under the HSR Act or any other Antitrust Law.

(b) In connection with the efforts referenced in Section 4.3 and this Section 4.5 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, any other Antitrust Law, or any state Law, each of the parties shall use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby; and (iii) to the extent permitted by Law, permit the other party to review any material communication given to it by, and consult with each other in advance of any meeting or conference with, any Governmental Authority, including in connection with any proceeding by a private party. The foregoing obligations in this Section 4.5(b) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.

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(c) Without limiting the generality of Section 4.5(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or if a filing pursuant to Section 4.5(a) is reasonably likely to be rejected or conditioned by a Governmental Authority, then each of the parties shall use best efforts to resolve such objections or challenges as such Governmental Authority or private party may have to such transactions, including to vacate, lift, reverse or overturn any order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable and in any event on or prior to the Termination Date; provided, however, nothing in this Agreement or otherwise will require that Purchaser divest any stock or assets of Purchaser or of the Company Group to obtain regulatory approval of the transactions contemplated by this Agreement.

(d) Each of the parties hereto shall use its reasonable best efforts to obtain any necessary, appropriate or advisable waivers, consents and approvals from any third party Persons other than Governmental Authorities as may be requested by Purchaser; provided, that no such party shall be required to make any payments or offer or grant any accommodation (financial or otherwise) in exchange for such action, waiver, consent or approval. Notwithstanding the foregoing, but subject to Section 7.1, Purchaser agrees that the Company Stockholders and the Company Group shall not have any liability whatsoever to Purchaser (and Purchaser shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consent that is set forth on the “Material Restrictions Schedule” that is required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any contract or other agreement as a result thereof. Notwithstanding anything to the contrary contained herein, Purchaser further agrees that no covenant of the Company Stockholders or any member of the Company Group contained herein shall be breached or deemed breached and no condition of Purchaser shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent set forth on the “Material Restrictions Schedule” or any resulting default, acceleration or termination or loss of right.

4.6 Misdirected Payments of Business Receivables after the Closing. In the event that following the Closing, the Sellers’ Representative or any of its respective Affiliates receives any payments in respect of any receivables of the Business relating to any period of time, such Person, shall receive such payment as the agent for Purchaser and deliver such payment to Purchaser promptly after such receipt without any set-off.

4.7 Affiliate Agreements. The Company and any relevant Company Stockholders shall, effective as of the Effective Time, execute and deliver such termination agreements or other evidence of termination as are necessary to terminate and fully discharge any arrangements, commitments, receivables, payables, claims, demands, rights, loans and agreements between the Company, on the one hand, and the Company Stockholders or any of their Affiliates, on the other hand, set forth on the “Terminating Affiliate Agreements Schedule” (collectively, “Terminating Affiliate Agreements”), including a release, effective as of the Effective Time, of any claims, causes of action, losses, liabilities or other rights arising under such Terminating Affiliate Agreements.

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4.8 Monthly Financials. Within fifteen (15) Business Days following the end of each month following the date hereof until the Closing Date, the Company shall deliver to Purchaser a true and correct copy of the unaudited consolidated balance sheet of the Company Group and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Company Group as of, and for the month then ended, prepared in a manner consistent with the Latest Balance Sheet and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows.

4.9 Regulation S-X Compliant Financial Statements.

(a) The Company shall use its reasonable best efforts to provide all of the S-X Business Financials on or before July 11, 2014 and may deliver financial statements comprising all or part of the S-X Business Financials at varying times on or before such date.

(b) After the date hereof, the Company shall use commercially reasonable efforts to provide Purchaser with such information as Purchaser may reasonably request in connection with Purchaser’s preparation of pro forma financial information for purposes of its reports or other filings (including any registration statement, any amendment thereto, or any prospectus or prospectus supplement in connection therewith) with the SEC.

(c) In the event the SEC has comments or questions on any of the S-X Business Financials, the Company shall use commercially reasonable efforts to assist and reasonably cooperate with Purchaser, Purchaser’s independent accountants and the SEC to resolve any such issues and questions regarding such S-X Business Financials and take such commercially reasonably actions with respect to such S-X Business Financials as are necessary for Purchaser to satisfy its obligations under Regulation S-X. The parties hereby agree that the receipt of any comments or questions from the SEC or any changes to the S-X Business Financials made in response to such comments or questions shall in no event create any presumption or other basis for asserting that the covenants set forth in this Section 4.9(c) are breached or not satisfied.

4.10 Written Consent; Information Statement.

(a) Subject to Section 4.10(b), no later than forty-eight (48) hours after the execution and delivery of this Agreement, the Company shall obtain and deliver to Purchaser the Written Consent pursuant to which each Company Stockholder executing the Written Consent shall, among other things, adopt this Agreement and approve the Merger and the other transactions contemplated hereby, in each case upon the terms and subject to the conditions set forth herein, and agree to waive any rights to seek appraisal for the Company Stock as provided in the DGCL, which Written Consent shall constitute the required adoption of this Agreement and the approval of the transactions contemplated hereby by at least those holders of Company Stock required to adopt and approve this Agreement and the transactions contemplated hereby pursuant to the terms of the Company Charter and Bylaws and the Company’s Amended and Restated Shareholders Agreement, dated May 23, 2014, by and among the Company and the Company Shareholders signatory thereto (the “Shareholders Agreement”) and in accordance with applicable Law, including Section 251 of the DGCL.

(b) No later than three (3) Business Days following the date of this Agreement, the Company shall prepare and distribute to all holders of Company Stock an information statement (together with any amendments thereof or supplements thereto, the

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“Information Statement”) in the form and substance as required by Section 262, which shall include (i) notification of approval of the Merger, (ii) information regarding the availability of appraisal rights, (iii) a copy of Section 262, (iv) a statement informing the holders of Company Stock of the exercise by the Sellers’ Representative and its Affiliates of their rights pursuant to Section 4(a) of the Shareholders Agreement with respect to the Merger as an “Approved Sale” of the Company thereunder and (v) such disclosure concerning the transactions contemplated hereby (including the Merger) and the material terms thereof as the Company, in consultation with Purchaser, deems necessary. Purchaser has been provided with a reasonable opportunity to review and comment on the Information Statement and shall cooperate with the Company in the preparation of the Information Statement and promptly provide all information regarding Purchaser and Merger Sub reasonably requested by the Company, if any. Other than with respect to such information provided by Purchaser, the Company shall be solely responsible for the preparation, form and substance of the Information Statement. The Company and the Sellers’ Representative shall use commercially reasonable efforts to obtain the consent and waiver of rights to seek appraisal by each holder of Shareholder Shares (as defined in the Shareholders Agreement) as contemplated by Section 4(a) of the Shareholders Agreement.

4.11 Title Policy; Survey; Zoning Reports. The Company agrees to reasonably cooperate with Purchaser to obtain a Title Policy, Survey and Zoning Report with respect to each parcel of Owned Real Property, the cost of which shall be the sole responsibility of Purchaser.

4.12 Company Books and Records. Upon or promptly following the Closing, the Company shall deliver to Purchaser all corporate seals, minute books, stock ledgers and other similar records pertaining to each member of the Company Group, to the extent not already located on the premises of any member of the Company Group.

4.13 Termination of Equity Plan; Restricted Stock Escrow. Prior to the Closing Date, the Company shall terminate the Snacks Parent Corporation Amended and Restated 2010 Share Purchase and Stock Plan (the “Equity Plan”) and, effective upon the ultimate payment of all amounts payable pursuant thereto, all outstanding grants thereunder; provided, however, that the restrictive covenant and confidentiality provisions of Section 12 of the Equity Plan shall survive the termination of the Equity Plan with respect to any participant who is not otherwise a party to an agreement with the Company or the Company Group governing the subject matter therein. The Sellers’ Representative shall hold in escrow a portion of the Aggregate Initial Consideration (net of all applicable employment Taxes withheld by the Company or Purchaser, such employment Taxes shall be paid to or retained by the Company, and such employment Taxes shall be remitted to the applicable Governmental Authority) attributable to the Restricted Shares in accordance with the terms of the Restricted Shares purchase agreements, and the Sellers’ Representative shall thereafter be solely responsible for the payment of such escrowed Aggregate Initial Consideration at the time and in the manner specified in the Restricted Shares purchase agreements.

4.14 Section 280G Vote.

(a) Prior to the Closing Date, the Company shall use commercially reasonable efforts obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver of all payments or other benefits that were disclosed on Schedule 5.19(b)(xi), or that any member of the Company Group is otherwise obligated to pay or provide, that could, in whole or in part, not be deductible under Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code as a result of the transactions contemplated by this Agreement, such

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that after giving effect to all waivers, no member of the Company Group has made or provided, or is required to make or provide, any payments or benefits that would not be deductible under Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code (the payments and benefits waived shall be collectively referred to as the “Section 280G Waived Payments”).

(b) Prior to the Closing Date, and after receiving all such waivers as provided for in Section 4.14(a), the Company shall submit, accompanied by adequate disclosure, for shareholder approval all Section 280G Waived Payments, and all other payments and benefits that any member of the Company Group intends to pay, which absent shareholder approval could, in whole or in part, be nondeductible under Section 280G of the Code or could be subject to an excise Tax under Section 4999 of the Code, in a manner such that if more than seventy five percent (75%) of the Company voting shareholders approve the payments such approval shall satisfy the requirements of Section 280G(b)(5)(B) of the Code (and Treasury Regulations promulgated thereunder) such that no payments or other benefits provided by any member of the Company Group to any “disqualified individual” will not be nondeductible under Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code as a result of the transactions contemplated by this Agreement.

(c) To the extent that any contract, agreement, or plan is entered into by Purchaser, the Company Group or any of their Affiliates and a “disqualified individual” (as defined in Section 280G(c) of the Code) in connection with the transactions contemplated by this Agreement before the Closing Date, the Purchaser shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payment or benefit in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code.

(d) The Company shall provide to Purchaser a reasonably opportunity to review and comment upon (i) drafts of any waivers, disclosure documents and other relevant documents relating to the waiver and vote and (ii) a schedule setting forth in reasonable detail the basis for its determination of the payments and benefits that it proposing to have waived and disclosed to comply with this Section 4.14. The Company shall incorporate any reasonable comments made by Purchaser prior to obtaining the waivers and soliciting the vote.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

As a material inducement to Purchaser to enter into this Agreement, the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

5.1 Organization and Power; Subsidiaries and Investments.

(a) Each member of the Company Group is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each member of the Company Group has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Except as set forth on the attached “Capitalization Schedule,” no member of the Company Group owns or controls (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person.

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(b) Each member of the Company Group is qualified to do business as a foreign entity and is in good standing in each jurisdiction listed on the attached “Corporate Organization Schedule,” which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires such member of the Company Group to be so qualified, except to the extent the failure to qualify would not reasonably be expected to have a Material Adverse Effect. Each member of the Company Group has all requisite corporate power and authority to carry on its business as now conducted. The organizational documents of each member of the Company Group, which have previously been furnished to Purchaser, reflect all amendments thereto, and are correct and complete in all material respects. No member of the Company Group is in breach or default of any material obligation under its organizational documents.

5.2 Authorization. The execution, delivery and performance by the Company Group of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the members of the Company Group, as the case may be, and no other act or proceeding on the part of any member of the Company Group, their respective governing bodies or stockholders is necessary to authorize the execution, delivery or performance by the Company Group of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby other than the Written Consent. This Agreement has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the members of the Company Group, as applicable, will each constitute, a valid and binding obligation of such member of the Company Group, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

5.3 Capitalization. The attached “Capitalization Schedule” accurately sets forth the authorized and outstanding equity of the Company Group and the name and number of equity interests held by each stockholder thereof. All of the issued and outstanding equity of each member of the Company Group has been duly authorized and validly issued, and is fully paid and non-assessable, free and clear of all Liens other than Permitted Liens and restrictions on transfer, rights of first refusal and similar rights restricting transfer contained in constituting documents and applicable securities Laws, and except as set forth on the attached “Capitalization Schedule.” Except for this Agreement and as may be set forth on the attached “Capitalization Schedule,” there are no outstanding or authorized options, warrants, rights, Contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any member of the Company Group is a party or which is binding upon any member of the Company Group providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. Except as set forth on the attached “Capitalization Schedule,” there are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to any member of the Company Group.

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5.4 Consents; Absence of Conflicts. Except as set forth on the attached “Material Restrictions Schedule,” the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the Company Charter and Bylaws or any other organizational documents of any member of the Company Group or any Contract set forth on the “Contracts Schedule;” (b) require any member of the Company Group to provide notice to, or obtain any material authorization, consent, approval, or exemption from, any Governmental Authority under the provisions of any Law (except for the filing and recordation of the Certificate of Merger as required by the DGCL and any such actions required by the HSR Act or any other Antitrust Law); (c) require any member of the Company Group to provide a material notice to, or obtain any material authorization, consent, approval, or exemption from any Person (other than any Governmental Authority) (d) result in the creation of any Lien upon any of the material assets of the Company Group, except for any Permitted Lien.

5.5 Financial Statements. The attached “Financial Statements Schedule” contains the following financial statements (the “Financial Statements”):

(a) the unaudited consolidated balance sheet of the Company Group as of May 24, 2014 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the five-month period then ended; and

(b) the audited consolidated balance sheet of the Company Group as of December 28, 2013 and December 29, 2012, including the related notes thereto (the “Audited Balance Sheet”), and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the annual periods then ended.

Except as set forth in the attached “Financial Statements Schedule,” each of the foregoing Financial Statements is accurate and complete in all material respects and fairly presents in all material respects the consolidated financial condition of the Company Group as at the dates thereof and the results of operations and cash flows of the Company Group for the periods covered thereby, and such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except that the Latest Balance Sheet and the related unaudited consolidated statements of operations and cash flows are subject to normal year-end adjustments and reclassifications and lacks footnote disclosure and other presentation items).

5.6 Absence of Other Liabilities; Company Liabilities.

(a) Except for Liabilities that are or will be (i) reflected, accrued or reserved against in the Financial Statements (including the notes thereto), (ii) set forth in the attached “Liabilities Schedule” or any other Schedule, (iii) incurred in connection with the transactions contemplated by this Agreement or the other Transaction Documents, or (iv) incurred in the ordinary course of business since the Latest Balance Sheet, as of the date hereof no member of the Company Group has any Liabilities of the type required to be set forth on the face of a balance sheet prepared in accordance with GAAP.

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(b) Except (i) as set forth in the attached “Liabilities Schedule,” (ii) in connection with the negotiation and consummation of the transactions contemplated hereby and by each of (A) the Securities Purchase Agreement, dated October 6, 2010, by and among Amport Acquisition Corporation, Amport Guaranty Corporation, Andrew Stillman and Cassandra Stillman, (B) the Securities Purchase Agreement, dated November 12, 2010, by and among the Company and the institutional investors named therein, (C) the AHON Purchase Agreement, and (D) the Equity Purchase Agreement, dated as of November 12, 2010, by and among the Company and the other parties signatory thereto, including any financing, (iii) that certain Amended and Restated Advisory Agreement, dated May 23, 2013, by and among Gryphon Advisors, LLC, the Company and each of the Company’s Subsidiaries, (iv) the issuance and repurchase of equity securities and entry into related documentation, and (v) any other agreement set forth on any Schedule attached hereto to which the Company is a party, the Company (I) has served as a holding company for the primary purpose of holding, directly or indirectly, the ownership interests in the Company Group, and (II) has at no time carried on any operating business or commercial operations, except for any assets, operations or Liability (including Taxes) incidental to the ownership of such ownership interests.

5.7 Absence of Certain Developments. Except as set forth in the attached “Developments Schedule,” since the date of the Latest Balance Sheet, no member of the Company Group has:

(a) suffered a Material Adverse Effect;

(b) sold, leased, assigned, licensed or transferred any of its material assets or portion thereof (other than in the ordinary course of business and other than sales of obsolete assets or assets with no book value) or mortgaged, pledged or subjected them to any additional Lien, except for Permitted Liens;

(c) made any material capital expenditures or commitments therefor in excess of $2,500,000;

(d) suffered any extraordinary casualty loss, except for any such casualty loss covered by insurance;

(e) created, incurred, assumed or guaranteed any Indebtedness either involving more than $5,000,000 or outside the ordinary course of business, except, in any case, for borrowings from banks (or similar financial institutions) necessary to fund capital expenditures and meet ordinary working capital requirements;

(f) amended or authorized the amendment of its certificate of incorporation or bylaws;

(g) made any material change in its accounting methods or practices, except in so far as was required by a change in GAAP;

(h) acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, any Person or division thereof (other than inventory) or otherwise acquired or licensed any assets or properties (other than inventory or Proprietary Rights in the ordinary course of business) that were material to the Company Group taken as a whole;

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(i) taken any material action that would otherwise be restricted under Section 4.2 had it been taken after the date hereof; or

(j) irrevocably committed or agreed to do any of the foregoing.

5.8 Real Property.

(a) Leased Real Property. The attached “Leased Real Property Schedule” sets forth the address of each parcel of Leased Real Property as of the date hereof. Except as set forth in the attached “Leased Real Property Schedule,” with respect to each of the Real Property Leases for such Leased Real Property: (i) such lease is legal, valid, binding and enforceable against the member of the Company Group which is party to such lease and, to the Company’s Knowledge, the landlord thereunder, and is in full force and effect and has not been modified except as set forth in the “Leased Real Property Schedule”; (ii) the transactions contemplated hereby do not require the consent of any other party to such lease and will not result in a breach of or default under such lease; and (iii) to the Company’s Knowledge, no party is in material breach or material default under any such lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such lease. The Company Group has made available to Purchaser true, correct and complete copies of all Real Property Leases.

(b) Owned Real Property. The “Owned Real Property Schedule” attached hereto sets forth the address, record owner and description of each parcel of real property owned by the Company Group (together with all improvements situated thereon and all privileges and appurtenances thereto, the “Owned Real Property”). The Company Group has made available to the Purchaser copies of each deed, title insurance policy, mortgage and/or other real property financing document in its possession or control with respect to the Owned Real Property. With respect to each parcel of Owned Real Property, to the Company’s Knowledge:

(i) a member of the Company Group has good and marketable fee simple title, free and clear of all Liens, except Permitted Liens;

(ii) except as set forth in the attached “Owned Real Property Schedule,” none of the Company Group has mortgaged, assigned, transferred any interest in the Owned Real Property;

(iii) except as set forth in the attached “Owned Real Property Schedule,” no member of the Company Group has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(iv) no member of the Company Group has received written notice of any proceedings to condemn, take or demolish any Owned Real Property or part thereof; and

(v) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

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(c) Real Property Used in the Business. The Leased Real Property identified on the attached “Leased Real Property Schedule” and the Owned Real Property identified on the attached “Owned Real Property Schedule” comprise all of the real property used in the operation of the Business. To the Company’s Knowledge, there are no facts or conditions affecting any of the Owned Real Property or Leased Real Property which would interfere with the use or occupancy of such Owned Real Property or Leased Real Property in the operation of the Business as presently conducted.

5.9 Title to Tangible Assets. One or more members of the Company Group owns good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the material tangible and intangible personal property and assets shown on the Latest Balance Sheet. To the Company’s Knowledge, the material tangible personal property of the Company Group used in the conduct of the Company Group’s businesses as currently conducted is suitable for the purposes for which it is being used.

5.10 Contracts and Commitments.

(a) The “Contracts Schedule” attached hereto lists all of the following written agreements to which any member of the Company Group is a party and which are in effect as of the date hereof:

(i) Any Contract providing for payments by or to any member of the Company Group for products (including raw materials and packaging) or services (A) under which the undelivered balance of such products or services has a purchase or sale price in excess of $3,000,000 or (B) that otherwise involves or is reasonably expected to involve consideration in excess of $3,000,000 in the aggregate to any one Person during the one (1) year period after the date hereof, other than, in all cases, (x) Contracts which may be terminated, without penalty, by any of the Company Group on notice of ninety (90) days or less and (y) purchase orders for the sale of goods to customers or purchase of inventory, supplies and/or equipment, in each case, in the ordinary course of business;

(ii) any Contract which involves commitments to make capital expenditures in excess of $3,000,000,

(iii) Contracts relating to Indebtedness of the Company Group or any guaranty by any member of the Company Group of any obligation in respect of borrowed money;

(iv) Contracts of guaranty, surety or indemnification by any member of the Company Group, except for provisions for indemnification contained in agreements entered into in the ordinary course of business (other than for indebtedness for borrowed money);

(v) Contracts under which any member of the Company Group has made advances or loans to any other Person, except (A) advancement of reimbursable ordinary and necessary business expenses made to directors, officers and employees of any member of the Company Group or (B) to the extent made in the ordinary course of business;

(vi) employment and consulting agreements (other than any agreement for “at-will” employment) providing for aggregate payments to any Person in any calendar year in excess of $150,000 or which provide for any payments or benefits (other than benefits payable at common law or under statute) upon (A) such individual’s termination of employment or (B) a change in control of such Company Group member;

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(vii) collective bargaining agreements or Contracts with any labor union;

(viii) material Contracts relating to the marketing, sale, advertising or promotion of its products or services involving consideration in excess of $500,000;

(ix) all confidentiality, secrecy or non-disclosure Contracts (other than those entered into in the ordinary course of business or in connection with the transactions contemplated by this Agreement), or other Contracts imposing any material restriction, limitation or impediment on the right or ability of any member of the Company Group to engage in or conduct any line of business, compete with any other Person or solicit any customer, employee or other service provider, operate the manufacturing facilities at maximum production capacity or otherwise conduct its business;

(x) Contracts with respect to any partnership or joint venture;

(xi) Contracts between or among any member of the Company Group, on the one hand, and any of the Company Stockholders or any current or former officer, director, stockholder or Affiliate (other than the Company Group) of any member of the Company Group, on the other hand, other than any benefit plan or employment Contracts;

(xii) Contracts for the sale of any material assets of any member of the Company Group in the past three (3) years, other than in the ordinary course of business;

(xiii) Contracts relating to the acquisition by any member of the Company Group of any operating business or the capital stock of any other Person in the past three (3) years other than in the ordinary course of business;

(xiv) Contracts for the development, license or use of Proprietary Rights (excluding (A) non-exclusive licenses granted by the Company Group in the ordinary course of business consistent with past practices, (B) assignment agreements entered into with employees of the Company Group in the ordinary course of business consistent with past practices, (C) agreements for standard off-the-shelf software having a replacement cost of less than $250,000) and (D) Contracts assigning to the Company Group ownership of Proprietary Rights (other than agreements with employees or contractors);

(xv) Contracts pursuant to which any member of the Company Group is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $250,000;

(xvi) any settlement, conciliation or similar agreement, the performance of which will involve payment after the execution date of this Agreement for consideration in excess of $250,000 in the aggregate or governmental monitoring, consent decree or reporting responsibilities outside the ordinary course of business; and

(xvii) Contracts that require any member of the Company Group to use any supplier or third party for all or substantially all of such member of the Company Group’s requirements or needs or requires such member of the Company Group to provide a third party “most favored nation” or similar protective pricing terms, in each case only to the extent such Contract is reasonably expected to require payments from any party thereto of $1,000,000 or more during any twelve (12) month period occurring after the Closing Date.

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(b) The Company has made available to the Purchaser or its representatives a true, correct and complete copy of each Contract set forth on the “Contracts Schedule,” together with all amendments, modifications or supplements thereto, other than any Contract which is an oral Contract. Except as disclosed on the attached “Contracts Schedule”: (i) no Contract set forth on the attached “Contracts Schedule,” has been breached in any material respect by the Company or canceled by the other party thereto, which breach or cancellation has not been duly cured or reinstated; (ii) no member of the Company Group is in receipt of any written claim of default under any such Contract dated less than ten days prior to the date of this Agreement; and (iii) each Contract listed on the attached “Contracts Schedule” is valid, binding and enforceable against the Company or one or more members of the Company Group, as applicable, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (B) applicable equitable principles (whether considered in a proceeding at law or in equity).

5.11 Proprietary Rights.

(a) The attached “Proprietary Rights Schedule” contains a complete and accurate list, as of the date hereof, of all patented or registered Proprietary Rights and pending patent applications and other applications for registration of Proprietary Rights owned by any member of the Company Group and material unregistered trademarks or service marks owned by any member of the Company Group (“Scheduled Proprietary Rights”). All Scheduled Proprietary Rights are, to the Knowledge of the Company, valid and enforceable.

(b) Except as indicated on the attached “Proprietary Rights Schedule,” one or more members of the Company Group owns all right, title and interest in and to the Scheduled Proprietary Rights, free and clear of all Liens other than Permitted Liens.

(c) The development, manufacture, sale, and advertising of past and present products and services of the Company Group and the operation of the Business as currently and formerly operated did not and do not infringe, misappropriate or otherwise violate any Proprietary Rights or any other right of any third party. No proceeding alleging misappropriation, infringement or other violation of the Proprietary Rights of any third party or challenging the ownership, validity or enforceability of any Proprietary Rights owned by any member of the Company Group is pending or, to the Knowledge of the Company, threatened against any member of the Company Group.

(d) No member of the Company Group has received any written claims since November 12, 2010 alleging that the development, manufacture, sale, or advertising of past or present products or services of any member of the Company Group or the operation of the Business has infringed, misappropriated or otherwise violated any right of any third party.

(e) To the Knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Proprietary Rights owned by any member of the Company Group, and, except as indicated on the attached “Proprietary Rights Schedule,” to the Knowledge of the Company, no third party has used any Proprietary Rights in any manner that is likely to cause confusion with or dilution of the Proprietary Rights used in the operation of the Business. Each member of the Company Group has taken commercially reasonable precautions to protect the confidentiality of material trade secrets used in connection with the Business.

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(f) All material Proprietary Rights owned or purported to be owned by any member of the Company Group was either (i) developed by either (A) employees of the Company Group acting within the scope of their employment or (B) contractors, consultants or other Persons who have validly and irrevocably assigned all of their rights in such Proprietary Rights to a member of the Company Group to the maximum extent permitted by applicable Laws, or (C) obtained from a third party under commercially reasonable terms.

(g) The transactions contemplated by this Agreement will not have an adverse effect on the any member of the Company Group’s right, title or interest in and to Proprietary Rights owned by any member of the Company Group, and all such Proprietary Rights shall be owned or available for use by the members of the Company Group on identical terms and conditions immediately following the Closing.

5.12 Governmental Licenses and Permits. The attached “Governmental Licenses Schedule” contains a complete listing of all material Governmental Licenses used by the Company Group in the conduct of the Business as of the date hereof, excluding any Governmental Licenses required by Environmental Laws for the conduct of the Business as presently conducted (the “Environmental Permits”). Except as indicated on the attached “Governmental Licenses Schedule,” one or more members of the Company Group owns or possesses all right, title and interest in and to all of the material Governmental Licenses and material Environmental Permits that are necessary to own and operate the Business as presently conducted. Each member of the Company Group is in compliance with the material terms and conditions of such material Governmental Licenses and material Environmental Permits and since November 12, 2010, has not received any written notice that it is in violation of any of the terms or conditions of such material Governmental Licenses or material Environmental Permits.

5.13 Litigation; Proceedings. Except as set forth in the attached “Litigation Schedule,” (a) as of the date hereof there are no actions, suits, proceedings, hearings, orders, investigations, charges, complaints or claims pending or, to the Company’s Knowledge, threatened against any member of the Company Group, or any of their respective material assets or the Business, (b) no member of the Company Group is subject to any currently effective judgment, order or decree of any Governmental Authority and (c) since November 12, 2010, (i) there have been no lawsuits or other material proceedings brought by any Governmental Authority against any member of the Company Group and (ii) no member of the Company Group has entered into any settlement with, or become subject to any material judgment, order or decree of, any Governmental Authority. There is no pending or, to the Knowledge of the Company, threatened claim or allegation that any product label, product claims or product advertisement of any member of the Company Group is misleading or deceptive in any material respect to customers, consumers or the public.

5.14 Compliance with Laws.

(a) Except as set forth in the attached “Compliance Schedule,” each member of the Company Group is and, at all times since November 12, 2010, has been in compliance in all material respects with, and no member of the Company Group has violated any applicable Law (including, without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., or any similar state statute) of any federal, state, local or foreign government or agency

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thereof to which it is subject and which affects it or its business or assets, including, without limitation the U.S. Citizenship and Immigration Service, the Social Security Administration, the United States Food and Drug Administration (the “FDA”), the United States Department of Agriculture (the “USDA”), or the Federal Trade Commission (the “FTC”). Since November 12, 2010, no notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by any member of the Company Group or, to the Knowledge of the Company, filed, commenced or threatened against any member of the Company Group alleging a violation of or liability or potential responsibility under any such Law which has not heretofore been duly cured and for which there is no remaining liability. Each member of the Company Group is and, at all times since November 12, 2010, has been in compliance in all material respects with all orders, decrees or judgments promulgated or issued by any state, federal, local or foreign regulatory agency. No member of the Company Group or, to the Knowledge of the Company, any of their respective directors, officers or, employees has, with respect to the businesses of the Company Group (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic official or employee of a Governmental Authority, or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person.

(b) Except as set forth in the attached “Compliance Schedule,” since November 12, 2010 no member of the Company Group has received any written communication (including any Warning Letter, Courtesy Letter, untitled letter conveying adverse inspectional observations, Form 483 or similar notices) from the FDA, the USDA or the FTC, or from any counterpart regulatory authorities in any individual state or any other country, regarding the Company Group’s currently marketed products, or regarding claims that are currently being made for the Company Group’s currently marketed products, and there is no action or proceeding (including any prosecution, injunction, seizure, civil fine, suspension or recall) pending, or to the Company’s Knowledge threatened, in each case alleging that any member of the Company Group is not currently in compliance in all material respects with any applicable Laws implemented by the FDA, USDA or FTC, or any counterpart regulatory authorities in individual states or any other country.

(c) All manufacturing, including testing, by the Company Group has been conducted in material compliance with applicable good manufacturing practices and good laboratory practices as established by the FDA.

5.15 Environmental Matters. Except as set forth in the attached “Environmental Matters Schedule,” each member of the Company Group is and, at all times since November 12, 2010, has been in compliance in all material respects with all Environmental Laws or Environmental Permits. Except as set forth in the attached “Environmental Matters Schedule,” no member of the Company Group has, at any time since November 12, 2010, received any written notice regarding any material violation of, or any material liability under, any Environmental Law or Environmental Permit with respect to the operations, Leased Real Property, Owned Real Property or any properties or facilities formerly owned, leased or operated by any of the Company Group. Except as set forth in the attached “Environmental Matters Schedule,” no member of the Company Group or any other Person who previously owned, leased or operated on any Leased Real Property or Owned Real Property has released any hazardous or toxic substance on any Leased Real Property, Owned Real Property, and no member of the Company Group has released any hazardous or toxic substance on any properties

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formerly owned, leased or operated by any member of the Company Group, in each case in material violation of any Environmental Laws or in a manner which has given or would reasonably be expected to give rise to any material liabilities of the Company Group or material investigatory, corrective or remedial obligations of the Company Group pursuant to Environmental Laws. Except as set forth in the attached “Environmental Matters Schedule,” there is no vapor intrusion within any structure or building at 550 Kasota Avenue, Minneapolis, Minnesota resulting from any release of any hazardous or toxic substance that has given or would reasonably be expected to give rise to any obligation of the Company Group to monitor, sample, mitigate or otherwise address any vapor intrusion within any structure or building at 550 Kasota Avenue, Minneapolis, Minnesota pursuant to Environmental Laws. The Company and each member of the Company Group has provided to Purchaser all material reports and documents bearing on any material environmental matters affecting any member of the Company Group, the Owned Real Property or Leased Real Property which are in the possession or reasonable control of the Company or any member of the Company Group, including any Phase I environmental site assessment reports, Phase II reports and environmental compliance audits. This Section 5.15 and Section 5.12 and Section 5.14 contain the sole and exclusive representations and warranties of the Company Stockholders and the Company Group with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental Laws.

5.16 Employees.

(a) At all times during the past three (3) years each member of the Company Group has complied in all material respects with all applicable Laws relating to the employment of labor including, but not limited to, pay equity, wages, hours of work, overtime, human rights and occupational health and safety. Except as set forth on the attached “Litigation Schedule,” there are no unfair labor practice complaints, administrative charges, court complaints or similar proceedings pending or, to the Company’s Knowledge, threatened against any member of the Company Group before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor.

(b) Except as set forth on the attached “Employees Schedule,” during the past three (3) years no member of the Company Group has experienced any union organization attempts, material labor disputes or material work stoppage or material slowdowns due to labor disagreements. There is no labor strike, material dispute, material work stoppage or material slowdown pending or, to the Company’s Knowledge, threatened against the Company Group. Except as set forth on the attached “Employees Schedule,” no member of the Company Group is a party to any labor or union agreement.

(c) During the past three (3) years no member of the Company Group has implemented any employee layoffs that could implicate the WARN Act.

(d) The Company has made available to Purchaser a correct and complete list of each employee and consultant of the Company Group, with an annual base salary or aggregate annual consulting fees in excess of $75,000, showing without names or employee numbers their salaries, wage rates, commissions and consulting fees, as applicable, bonus arrangements, positions, status as full-time or part-time employees, location of employment and cumulative length of service with the Company Group.

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(e) Each independent contractor of the Company Group is properly classified by the Company Group as an independent contractor and no member of the Company Group has received any notice from any Governmental Authority disputing such classification.

(f) There are no outstanding assessments, penalties, fines, liens, charges surcharges, or other amounts due or owing (other than claims in the ordinary course of business) pursuant to any workers compensation legislation and the Company Group has not been reassessed in any material respect under such legislation since November 12, 2010 and, to the Company’s Knowledge, no audit of any member of the Company Group is currently being performed pursuant to any applicable workers compensation legislation. There are no pending claims, or to the Company’s Knowledge, potential claims which may materially adversely affect the accident cost experience of the Company Group.

(g) The Company has provided to the Purchaser all final orders and inspection reports delivered to each member of the Company Group by any Governmental Authority within the preceding three (3) years under applicable occupational health and safety legislation (“OHSA”). There are no material charges pending under OHSA. The Company Group has complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

(h) Except as set forth on the attached “Employees Schedule,” to the Company’s Knowledge, (i) no director, officer, employee or consultant of the Company Group is employed under a work visa or similar permit, and (ii) each member of the Company Group is in material compliance with all applicable immigration-related Laws.

5.17 Employee Benefit Plans.

(a) Except as set forth on the attached “Employee Benefits Schedule,” with respect to current or former employees of the Company Group, no member of the Company Group maintains, contributes to or has any obligation to contribute to, or, to the Company’s Knowledge, has any material liability with respect to any (i) defined contribution or defined benefit plans which are employee pension benefit plans (as defined in Section 3(2) of ERISA, whether or not subject to ERISA) (the “Employee Pension Plans”); (ii) employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not subject to ERISA) (“Employee Welfare Plans”); or (iii) material plan, policy, program or arrangement which provides nonqualified deferred compensation, health, life, disability, accident, vacation, tuition reimbursement, severance, incentive compensation, retirement income, equity or stock option plans, bonuses, indemnification or other fringe benefits (“Other Plans”). Except as set forth on the attached “Employee Benefits Schedule,” the Company Group does not maintain, sponsor, contribute to or have any liability, and could not reasonably be expected to have any liability, with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or any Employee Pension Plan subject to Sections 412 or 4971 of the Code, Section 302 or Title IV of ERISA, including on account of an ERISA Affiliate. Neither the Company Group nor any of the Company Group’s ERISA Affiliates have engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA. No member of the Company Group maintains or has any obligation to contribute to any funded or unfunded Employee Welfare Plan, Multiemployer Plan or Other Plan which provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or similar Laws. Any Employee Pension Plan, any Employee Welfare Plan, any Other Plan (other than any Multiemployer Plan) shall be referred to herein collectively as the “Employee Plans.”

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(b) True, correct and complete copies of each Employee Plan and any related documents, including all amendments thereto, summary plan descriptions or summaries provided by the applicable insurance company, related trust agreements, insurance contracts and other funding agreements that implement each such Employee Plan, the material terms of any unwritten Employee Plan, any correspondence from a Governmental Authority with respect to any matter that remains unresolved, and a summary of any matter arising in the past twelve (12) months that resulted in the imposition of a material liability on the Company Group (other than routine claims for benefits) have been furnished to Purchaser. There has also been furnished to Purchaser, with respect to each such Employee Plan, if applicable, the most recent favorable determination or opinion letter issued by the Internal Revenue Service, the most recently filed report on Form 5500 (including all schedules and attachments) and the most recent actuarial report or valuation.

(c) There are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) with respect to any Employee Plan or any trusts which are associated with such Employee Plans and none of the Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other agency.

(d) Except as set forth on the attached “Employee Benefits Schedule,” the Employee Plans are and have, at all times since November 12, 2010, been maintained, funded and administered in all material respects in accordance with their terms and the applicable requirements of ERISA, the Code, and applicable Laws. To the Knowledge of the Company Group, none of the Company Group nor any other person, including any fiduciary, has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA. Each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that each such Employee Plan is so qualified and, to the Knowledge of the Company Group, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination or opinion.

(e) All contributions or payments required to be made to or with respect to any Employee Plan have been timely made and all Liabilities with respect to any Employee Plan of the type required to be set forth on the face of a balance sheet prepared in accordance with GAAP are properly reflected in the Financial Statements.

(f) All reports and disclosure relating to the benefit plans required to be filed or distributed have been filed or distributed in material compliance with applicable Law.

(g) No Employee Plan is subject to the Laws of a foreign jurisdiction.

(h) Except as specifically provided for under this Agreement or as set out in the Employee Benefits Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer or director of the Company Group to any retirement, severance, change in control or any other payment, bonus or enhanced or accelerated benefit (including any

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lapse of repurchase rights or obligations with respect to any equity plans or other benefit under any compensation plan or arrangement of the Company Group, or (ii) accelerate the time of payment or vesting, require the funding of, or increase the amount of compensation due to any such employee, officer or director, or result in any limitation on the right, if any, of the Company Group to amend, merge or terminate any Employee Plan.

5.18 Insurance. The attached “Insurance Schedule” lists, as of the date hereof, all material insurance policies currently in effect that insure the physical properties, business, operations and assets of any member of the Company Group. Each policy set forth in Insurance Schedule is valid and binding and in full force and effect. There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed. All premiums with respect to such policies are currently paid. To the Knowledge of the Company, no notice of cancellation or termination has been received by any member of the Company Group within the preceding three (3) years with respect to any policy listed on the “Insurance Schedule” which has not been replaced on substantially similar terms prior to the date of such cancellation or termination. Except as set forth on the “Insurance Schedule,” no member of the Company Group has any self-insurance, deductible retention or co-insurance programs.

5.19 Tax Matters.

(a) Except as set forth in the attached “Taxes Schedule,” each member of the Company Group has timely filed all income and other material Tax Returns required to be filed by it, all such Tax Returns were true and accurate in all material respects, all income and other material Taxes shown as payable with respect to such Tax Returns have been timely paid, and no member of the Company Group has any material liability for any unpaid Taxes with respect to such Tax Returns or that were otherwise due and payable. The Company has made available to Purchaser copies of all federal income Tax Returns filed with respect to the Company Group for taxable periods ending on or after December 31, 2012, and all examination reports, and statements of deficiencies assessed against or agreed to by any member of the Company Group with respect to such taxable periods.

(b) Except as set forth in the attached “Taxes Schedule”:

(i) since the date of the Latest Balance Sheet, no member of the Company Group (A) has incurred any material Taxes outside the ordinary course of business, (B) changed a method of accounting for income Tax purposes, (C) entered into any agreement with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) with respect to any material Tax matter, (D) changed an accounting period with respect to Taxes, (E) made any material election with respect to Taxes that is inconsistent with past practices, or (F) changed or revoked any election with respect to Taxes;

(ii) there are no Liens for Taxes on any assets of any member of the Company Group, other than Permitted Liens;

(iii) each member of the Company Group has timely and properly withheld (A) all material required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons and (B) all material sales, use, ad valorem, and value added Taxes, and each member of the Company Group has timely remitted all withheld Taxes to the proper Governmental Authority in accordance with all applicable Laws;

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(iv) no member of the Company Group has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request that is pending with any Governmental Authority that relates to the Taxes or Tax Returns of any member of the Company Group, no power of attorney granted by any member of the Company Group with respect to any Taxes is currently in force, and no member of the Company Group has consented to extend the time or executed or filed with any Governmental Authority any agreement or other document having the effect of extending the time in which any Tax may be assessed or collected by any Governmental Authority, which extension is in effect as of the date hereof;

(v) the Company is not, nor to the Company’s Knowledge, has it ever been, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(vi) no member of the Company Group has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date;

(vii) (A) there is no action, suit, proceeding or audit now in progress, pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company Group with respect to any Tax, and (B) no member of the Company Group has received since November 12, 2010 a written notice from any Governmental Authority that any member of the Company Group is required to pay Taxes or file Tax Returns in a jurisdiction in which the Company Group does not file Tax Returns or pay Taxes;

(viii) to the Company’s Knowledge, no member of the Company Group has been a member of an Affiliated Group (other than a group of which such entity is or was the parent);

(ix) no member of the Company Group is a party to or bound by any Contract that includes any Tax indemnity agreement, Tax allocation agreement or Tax sharing agreement (including the sharing of Tax benefits), except to the extent such agreement was entered into in the ordinary course of business and not primarily related to Taxes;

(x) no member of the Company Group has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement;

(xi) no member of the Company Group has engaged in any transaction that could affect the income Tax liability for any taxable year not closed by the applicable statute of limitations which is a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2);

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(xii) to the Company’s Knowledge, (A) no member of the Company Group is subject to a Tax holiday or Tax incentive or grant in any jurisdiction (collectively, a “Tax Incentive”) that will terminate (or be subject to a clawback or recapture) as a result of the transactions contemplated by this Agreement, and (B) there is no potential for any Tax Incentive that was realized on or prior to the Closing Date to be subject to recapture as a result of any actions or activities following the Closing Date;

(xiii) there is no Contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of any member of the Company Group that, individually or collectively, could give rise to a (or already has resulted in a) payment or provision of any other benefit (including accelerated vesting) (including all Transaction Tax Deductions) by any member of the Company Group that could not be deductible by reason of Section 280G of the Code or could be subject to an excise Tax under Section 4999 of the Code (in each case, determined without regard to the exceptions provided for in Section 280G(b)(5) of the Code and after taking into account the waivers obtained pursuant to Section 4.14); provided, that, for purposes of determining whether any such Contract, agreement, plan or arrangement as a result of or in connection with the transactions contemplated herein would result in the payment of any “excess parachute payment,” no payments or benefits payable pursuant to agreements entered into between Purchaser (or any of its Affiliates) and any “disqualified individual” (within the meaning of Code Section 280G) shall be taken into account to the extent such contract increases the amount of payments that would otherwise constitute “excess parachute payments”;

(xiv) each of the Company Group’s “nonqualified deferred compensation plans” within the meaning of Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or Taxes under Section 409A of the Code;

(xv) no member of the Company Group has agreed to pay, gross up, or otherwise indemnify any employee or contractor for any Taxes, including potential Taxes imposed under Section 409A of the Code or Section 4999 of the Code;

(xvi) no member of the Company Group is required to include an item of income, or exclude an item of deduction, for any Post-Closing Tax Period (or portion of a Straddle Period beginning immediately after the Closing Date) as a result of (A) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (B) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (C) any prepaid amounts received on or prior to the Closing Date; (D) a change in method of accounting with respect to a Pre-Closing Tax Period; (E) an agreement entered into with any Government Authority (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date; (F) an election (including a protective election) pursuant to Section 108(i) of the Code; (G) intercompany transaction deferred under Treasury Regulation Section 1.1502-13; or (H) any “excess loss account” with respect to stock of any member of the Company Group;

(xvii) a member of the Company Group made in a timely manner an election under Section 338(h)(10) of the Code (and any corresponding election permitted under the applicable Laws of any local, state or non-U.S. jurisdiction) with respect to the

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acquisition of AHON, Inc., a Delaware corporation, and this election was valid and effective for all income Tax purposes and no Governmental Authority has challenged the validity or effectiveness of this election; and

(xviii) a member of the Company Group made in a timely manner an election under Section 338(h)(10) of the Code (and any corresponding election permitted under the applicable Laws of any local, state or non-U.S. jurisdiction) with respect to the acquisition of Amport Guaranty Corporation, a Delaware corporation, and this election was valid and effective for all income Tax purposes and no Governmental Authority has challenged the validity or effectiveness of this election.

5.20 Recalls. The attached “Recalls Schedule” contains an accurate and complete list and description of (a) all products of the Company Group that have been recalled (whether voluntarily or otherwise) by any member of the Company Group, or as to which any member of the Company Group has notified any Person of such a recall, in each case at any time since November 12, 2010, and (b) all proceedings (whether completed or pending) at any time since November 12, 2010 seeking the recall, suspension or seizure of, or notification given to any Person of such proceedings seeking the recall, suspension, or seizure of, any product of the Company Group. To the Knowledge of the Company, other than (i) in the ordinary course of business; or (ii) isolated consumer complaints or claims, and except as set forth in the “Recalls Schedule” and the “Litigation Schedule,” since November 12, 2010, the Company Group has not received notice of any product defect, bodily or personal injury, death, or material property or economic damages, or any claim for material damages in connection with any products produced and sold by the Company Group. To the Knowledge of the Company, and except as disclosed in the “Recalls Schedule” and the “Litigation Schedule,” the Company Group’s finished goods which have been produced but not sold, except those that are on hold in the normal course, by the Company Group prior to the date hereof, or which have been sold to customers during the twelve (12) calendar months prior to the date hereof, do not pose a material risk of illness or injury when consumed in the intended manner and in accordance with label directions of such product. To the Knowledge of the Company, since January 1, 2014, except as set forth in the Recalls Schedule, no products produced and sold by the Company Group have been subject to a Recall or Market Withdrawal (as such terms are defined in 21 C.F.R. § 7.3(g) and (j)). To the Knowledge of the Company, the Company Group’s manufactured product labels are accurate regarding characteristics or contents in all material respects, excluding with respect to any such products for which the related formulations are not owned by a member of the Company Group.

5.21 Brokerage. Except as disclosed on the attached “Brokerage Schedule,” whose fees, commissions and expenses are Unpaid Sellers’ Transaction Expenses, there are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by any member of the Company Group.

5.22 Related Party Transactions. Except (i) as disclosed on the attached “Related Party Schedule,” (ii) in respect of employment benefits and compensation to officers, directors, and employees, and (iii) those arrangements completed, satisfied or terminated on or before Closing, no member of the Company Group is a party to any Contract, loan or arrangement with any of the Company Stockholders or any Affiliate (other than any other member of the Company Group), partner, shareholder, director or officer of a Company Stockholder, and no Affiliate (other than any other member of the Company Group) partner, shareholder, director or officer of any Company Stockholder owns any material asset, tangible or intangible, which is material to the business of the Company Group.

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5.23 Directors and Officers; Bank Accounts. The “Director and Officer Schedule” sets forth a true, correct and complete list of all directors and officers of each member of the Company Group, as applicable. The “Bank Account Schedule” lists all of the bank accounts, safety deposit boxes and lock boxes (designating all authorized signatories with respect thereto) of the Company Group.

5.24 Disclaimer. Except as expressly set forth in this Article 5 (or any Schedule or certificate delivered in connection herewith), none of the Company Stockholders or any member of the Company Group makes any representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed. Notwithstanding anything to the contrary, (a) none of the Company Stockholders or any member of the Company Group shall be deemed to make to Purchaser any representation or warranty other than as expressly made by such Person in this Agreement and (b) none of the Company Stockholders or any member of the Company Group make any representation or warranty to Purchaser with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Purchaser or its counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company Group or any member thereof, or (ii) except as expressly covered by a representation and warranty contained in this Article 5, any other information or documents (financial or otherwise) made available to Purchaser or its counsel, accountants or advisors with respect to any Company Stockholder or any member of the Company Group.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Purchaser and Merger Sub hereby represent and warrant to the Company as follows:

6.1 Organization and Power; Ownership of Merger Sub; No Prior Activities. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Purchaser owns 100% of the issued and outstanding stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

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6.2 Authorization. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action and no other corporate act or proceeding on the part of Purchaser or Merger Sub, or their respective board of directors (or equivalent governing body) or stockholders or members, as applicable, is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Purchaser and Merger Sub and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Purchaser and Merger Sub will each constitute, a valid and binding obligation of Purchaser and Merger Sub, enforceable in accordance with their terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

6.3 No Violation. Except as set forth on the attached “Violations Schedule,” the execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under either of its articles of incorporation or bylaws (or equivalent governing documents) or, to Purchaser’s Knowledge, any material Contract, material agreement, material arrangement, material indenture, material mortgage, material loan agreement, material lease, material sublease, material license, material sublicense, material franchise, material permit, material obligation or material instrument to which Purchaser or Merger Sub is a party or by which it is bound or affected; or (b) require any authorization, consent, approval, exemption or notice to any Governmental Authority under the provisions of any Law (except for the filing and recordation of the Certificate of Merger as required by the DGCL and any such actions required by the HSR Act or any other Antitrust Law).

6.4 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to Purchaser’s Knowledge, threatened against or affecting Purchaser or Merger Sub, at law or in equity, or before or by any Governmental Authority, which would adversely affect Purchaser’s or Merger Sub’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

6.5 Investment Intent; Restricted Securities. Purchaser is acquiring the Company Stock solely for Purchaser’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Company Stock or dividing its participation herein with others. Purchaser understands and acknowledges that (a) none of the Company Stock have been registered or qualified under the Securities Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Company Stock constitute “restricted securities” as defined in Rule 144 under the Securities Act; (c) none of the Company Stock is traded or tradable on any securities exchange or over-the-counter; and (d) none of the Company Stock may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such

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Company Stock and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Purchaser will not transfer or otherwise dispose any of the Company Stock acquired hereunder or any interest therein in any manner that may cause any Company Stockholder to be in violation of the Securities Act or any applicable state securities Laws. Purchaser is an “accredited investor” as defined in Rule 501(a) of the Securities Act.

6.6 Brokerage. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Purchaser or Merger Sub (or their respective officers, directors, employees or agents), except as set forth on the attached “Purchaser Brokerage Schedule.”

6.7 Financing. Purchaser and Merger Sub will have on the Closing Date, sufficient unrestricted cash on hand and available credit facilities to pay all amounts required to be paid by Purchaser and Merger Sub at the Closing pursuant to the terms of this Agreement, and to pay all of its related fees and expenses. Neither Purchaser nor Merger Sub has reason to believe that such available cash shall not be available or that the debt shall not be funded. In no event shall the receipt by, or the availability of any funds or financing to, Purchaser or any of its Affiliates or any other financing be a condition to Purchaser’s or Merger Sub’s obligation to consummate the transactions contemplated hereunder.

6.8 Due Diligence Review. Each of Purchaser and Merger Sub acknowledges that: (a) it has completed to its satisfaction its own due diligence review with respect to the Company Group and it is entering into the transactions contemplated by this Agreement based on such investigation and, except for the specific representations and warranties made by the Company in Article 5, it is not relying upon any representation or warranty of any member of the Company Group or any Affiliate thereof or any officer, director, employee, agent or advisor, or any of them, nor upon the accuracy of any record, projection or statement made available or given to Purchaser or Merger Sub in the performance of such investigation, (b) it has had access to its full satisfaction to the Company Group and their respective books and records, contracts, agreements and documents (including Tax Returns and related documents), and employees, agents and representatives, and (c) it has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit.

6.9 Solvency. As of the Closing, and after giving effect to all of the transactions contemplated by this Agreement, each member of the Company Group will be Solvent. For purposes of this Section 6.9, “Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (x) right to payment,

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whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

ARTICLE 7

SURVIVAL; INDEMNIFICATION

7.1 Company Stockholders Indemnification Obligations. Subject to the provisions of this ARTICLE 7, after the Closing, the Company Stockholders, severally and not jointly and solely in accordance with and to the extent of their respective interests in the Escrow Fund pursuant to the terms of the Escrow Agreement, agree to defend, reimburse, indemnify, and hold harmless Purchaser Indemnified Parties against and in respect of all Adverse Consequences that have been incurred by or imposed on any Purchaser Indemnified Party that result from, relate to, or arise out of:

(a) any breach of a representation or warranty made by the Company in this Agreement;

(b) any breach by the Company or the Sellers’ Representative of any of their covenants or agreements in this Agreement;

(c) any amounts of Indebtedness of the Company Group or Unpaid Sellers’ Transaction Expenses, solely to the extent such amounts are not deducted for purposes of determining the payment of the Aggregate Initial Consideration at the Closing or taken into account in the calculation of the Final Working Capital;

(d) any Excess Dissenters Costs;

(e) any Indemnified Taxes; and

(f) the actual cost of the first twelve (12) months of base rent in any newly leased office space (if any) for the Company Group’s headquarters (such amount, the “Headquarters Relocation Fee”), if relocation is necessary solely as a result of the Company’s failure to obtain the consent of the landlord or sub-landlord for the Leased Real Property located at 380 St. Peter Street, Suite 1000 in Saint Paul, Minnesota (the “Saint Paul HQ”) to the transactions contemplated hereby.

7.2 Purchaser’s Indemnification Obligations. Subject to the provisions of this Article 7, after the Closing, Purchaser agrees to defend, reimburse, indemnify, and hold harmless the Stockholder Indemnified Parties against and in respect of any Adverse Consequences that have been incurred or suffered by or imposed on any Stockholder Indemnified Party that result from, or relate to, or arise out of:

(a) any breach of a representation or warranty made by Purchaser or Merger Sub in this Agreement; and

(b) any breach by Purchaser or Merger Sub of any of their covenants or agreements in this Agreement.

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7.3 Indemnification Procedure.

(a) If, subsequent to the Closing, any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification for or receives notice of the assertion or commencement of any Third Party Claim as to which such Indemnified Party intends to seek indemnification under this Agreement, such Indemnified Party shall give reasonably prompt written notice of such claim to the party from whom indemnification is to be sought (an “Indemnifying Party”), together with a statement of any available information regarding such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen (15) days after receipt from the Indemnified Party of notice of such claim, by which notice the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed; provided, further, that if the Indemnified Party is a Purchaser Indemnified Party, then the Indemnifying Party shall, upon verification to the Indemnified Party in writing that, subject in each case to the terms, conditions and limitations set forth in this Article 7, such Indemnifying Party (A) shall be responsible (with no reservation of any rights) for any Adverse Consequences related to such Third Party Claim, and (B) shall provide full indemnification to the Indemnified Party with respect to such Third Party Claim (an “Acknowledgment”), be entitled to fund the defense of such Third Party Claim from the Escrow Fund and the Purchaser and the Seller’ Representative shall jointly instruct the Escrow Agent to reimburse the expenses of such Indemnifying Party as and promptly when notified by such Indemnifying Party that such reimbursement is being sought. The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim. If the Indemnifying Party delivers a Defense Notice to the Indemnified Party, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by the Indemnifying Party, all at the expense of the Indemnifying Party (subject to the final proviso of the preceding sentence).

(b) If the Indemnifying Party shall fail to give a Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject Third Party Claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the costs and expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party elects to conduct the defense of the subject Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party (i) if so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one counsel for all Indemnified Parties in connection with any Third Party Claim; provided that such reimbursement shall come from the Escrow Fund in the event that such Indemnified Party is a Purchaser Indemnified Party, subject to delivery of an Acknowledgement that the relevant Third Party Claim is one for which the Company Stockholders are liable to indemnify such Purchaser Indemnified Party.

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(c) Regardless of which Party defends a Third Party Claim, the other Party shall have the right at its expense to participate in the defense of such Third Party Claim, assisted by counsel of its own choosing. The Indemnified Party shall not compromise, settle, default on, or admit liability with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not compromise or settle a Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(d) Subject to the other terms of this Article 7 and the terms of the Escrow Agreement, once all disputes concerning the Indemnifying Party’s indemnification obligations as to a particular claim or amount has been resolved by a final decision, judgment or award rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an indemnification claim hereunder, the Indemnifying Party shall be required to pay all indemnification amounts so due and owing to the Indemnified Party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice (which, in the case of the Company Stockholders being the Indemnifying Party, such amounts being paid solely from and limited by the amounts then being held in the Escrow Fund).

(e) To the extent there is an inconsistency between this Section 7.3 and Section 9.7 as to any Tax matter, Section 9.7 shall govern and control.

7.4 Direct Claims. It is the intent of the parties that all direct claims by an Indemnified Party against a party not arising out of Third Party Claims shall be subject to and benefit from the terms of this Article 7. Any claim under this Article 7 by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of twenty (20) days within which to satisfy such Direct Claim. If the Indemnifying Party does not so respond within such twenty (20) day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Article 7.

7.5 Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete, or accurate notice as provided in Sections 7.7 or 7.4 shall not affect the rights or obligations of any party hereunder except to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise adversely affected or damaged as a result of such failure to give timely, complete, and accurate notice.

7.6 Reduction of Adverse Consequences.

(a) Any Adverse Consequences of an Indemnified Party shall be reduced by receipt of applicable payment under insurance policies or from third parties (net of the expenses of the recovery thereof) not affiliated with the Indemnified Party. If indemnification payments shall have been received prior to the collection of such proceeds, the Indemnified Party shall remit to the Indemnifying Party the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Adverse Consequences. The parties shall use their commercially reasonable efforts to collect the proceeds of any insurance that would have the effect of reducing any Adverse Consequences.

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(b) Any Adverse Consequences of an Indemnified party shall be reduced by any Tax benefit that the Indemnified Party or any of its Affiliates actually realizes as a result of the event giving rise to indemnification in the year in which such Adverse Consequence is incurred, in any prior taxable year or in either of the two (2) succeeding taxable years. If indemnification payments shall have been received prior to the realization of such Tax benefit, the Indemnified Party shall remit to the Indemnifying Party, within thirty (30) days of the filing of the Tax Return on which such Tax benefit is actually realized, the amount of such Tax benefit. The parties shall use their commercially reasonable efforts to realize any Tax benefit that would have the effect of reducing any Adverse Consequences. For purposes of this Section 7.6(b), a Tax benefit shall equal the actual reduction in income Taxes payable by the Indemnified Party and its Affiliates on their Tax returns and shall be computed by comparing the income Taxes the Indemnified Party and its Affiliates paid for such taxable year with the amount of income Taxes the Indemnified Party and its Affiliates would have paid if the event giving rise to indemnification had not occurred.

(c) The parties acknowledge that any right to indemnification pursuant to this Article 7 shall be subject to any duty to mitigate Adverse Consequences imposed by applicable Law.

7.7 Limitations on Indemnities.

(a) The Company Stockholders shall not have any liability pursuant to Section 7.1(a) unless and until the aggregate amount of all Adverse Consequences for which indemnification would otherwise be required under such Section 7.1(a) exceeds the Deductible Amount, and then the Company Stockholders shall have liability only for the amount of such excess; provided that this Section 7.7(a) shall not apply to a breach of any representation or warranty contained in Section 5.1, Section 5.2, Section 5.3, Section 5.19 or Section 5.21.

(b) Purchaser shall not have any liability pursuant to Section 7.2(a) unless and until the aggregate amount of all Adverse Consequences for which indemnification would otherwise be required under such Section 7.2(a) exceeds the Deductible Amount, and then Purchaser shall have liability only for the amount of such excess; provided that this Section 7.7(b) shall not apply to a breach of any representation or warranty contained in Section 6.2 and Section 6.6.

(c) The Company Stockholders’ aggregate liability under Section 7.1 shall be limited in the aggregate to the amount of the Escrow Fund then remaining at the time of any claim thereunder; provided, that in accordance with the Escrow Agreement, the amount of the Escrow Fund shall be reduced by an amount equal to fifty percent (50%) of the Escrow Amount less the amount of any pending or settled claims upon the date that is six (6) months after the Closing Date.

(d) For purposes of (i) determining whether any representation or warranty has been breached or contains any inaccuracy or whether any covenant has been breached, and (ii) calculating the amount of any Adverse Consequences hereunder, any references to “material,” “materiality” or “Material Adverse Effect” in the representations, warranties and covenants shall be disregarded, except (A) where any such provision requires disclosure of lists

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of items of a material nature or above a specified threshold, in which case such references shall not be disregarded for purposes of determining the lists of items which must be disclosed, including with respect to the definition of “Material Contracts” and all uses of such term and (B) for purposes of Section 5.7(a).

(e) The Company Stockholders shall not have any liability pursuant to Section 7.1 in respect of any item or any Adverse Consequences that have been reflected as a deduction in determining the Adjusted Aggregate Initial Consideration hereunder or as otherwise reflected in the calculation of Final Working Capital as finally determined pursuant to Section 2.10.

(f) The Purchaser Indemnified Parties shall be entitled to indemnification with respect to any environmental investigatory, corrective or remedial action (“Response Action”) provided and only to the extent such Response Action is conducted pursuant to Environmental Laws or Environmental Permits or as ordered by a Governmental Authority and, in each case, is conducted in a reasonably cost effective manner and is based upon the continued industrial or commercial use of the relevant property or facility, employing where applicable and reasonable, risk-based remedial standards and institutional controls, provided the use of any institutional control does not unreasonably interfere with the Purchaser Indemnified Parties continued use and operation of the relevant property or facility as such property or facility is used or operated as of the Closing Date.

(g) Any indemnification under Section 7.1 (other than indemnification relating to (i) any breach of a representation or warranty made by the Company contained in Section 5.19(b)(ix), (xiii), (xvi) and (xviii) and (ii) any breach by the Sellers’ Representative or the Company Stockholders of any of their covenants or agreements in this Agreement (or any breach by any member of the Company Group of any of their covenants or agreements in this Agreements to be performed prior to the Closing Date) for Adverse Consequences in respect of Taxes) shall be limited to Taxes incurred with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date and other related Adverse Consequences.

(h) Any indemnification under Section 7.1(f) for the Headquarters Relocation Fee shall be limited to only those amounts actually incurred by the Purchaser or the Company Group to pay base rent for the initial twelve (12) months in a new leased location for the headquarters office, and the leased premises of any such replacement location shall be substantially similar to the Saint Paul HQ in size, quality and amenities and the terms of its lease agreement must have been reasonably negotiated at arm’s length.

7.8 Survival. All representations, warranties, covenants, and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder until, and any claims for indemnification with respect thereto must be brought on or before, the first anniversary of the Closing Date; provided that each covenant or agreement contained in this Agreement to be performed after the Closing shall survive in accordance with its terms. For the avoidance of doubt, any claims for indemnification under Section 7.1 or Section 7.2 must be brought on or before the first anniversary of the Closing Date, it being understood that so long as such written notice is duly given on or prior to the first anniversary of the Closing Date, such representations and warranties and covenants which are required to be performed prior to the Closing that are the subject of such claim shall continue to survive until such matter is resolved.

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7.9 Exclusivity. After the Closing, the Escrow Fund shall be the sole and exclusive remedy for Purchaser for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement or the operations of the Company including any claim for indemnification under Section 7.1; provided, that this Section 7.9 shall not prohibit (a) injunctive relief (including specific performance) if available under applicable Law with respect to any covenant or agreement contained in this Agreement to be performed at the Closing and which was not performed at the Closing or (b) any other remedy available at law or in equity for any fraud committed or made by the Company or the Company Stockholders in connection with the transactions contemplated by this Agreement.

7.10 Adjustment in Adjusted Aggregate Initial Consideration. Any indemnification payments under Section 7.1 shall be treated by all parties as adjustments to the Final Merger Consideration for all purposes, including for Tax purposes.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by mutual written consent of Purchaser and Merger Sub, on the one hand, and the Sellers’ Representative, on behalf of the Company, on the other hand;

(b) by Purchaser and Merger Sub providing written notice to the Sellers’ Representative if there has been a breach of the representations and warranties or covenants and agreements by the Company set forth in this Agreement, which would result in the failure of the conditions set forth in Sections 3.2(a) or 3.2(b) to be satisfied (but not waived) (so long as Purchaser and Merger Sub have provided the Sellers’ Representative with written notice of such breach and the breach has continued without cure until the earliest to occur of (i) ten (10) days following the date of such notice of breach and (ii) the Termination Date);

(c) by the Sellers’ Representative, on behalf of the Company, providing written notice to Purchaser and Merger Sub if there has been a breach of the representations and warranties or covenants and agreements by Purchaser or Merger Sub set forth in this Agreement, which would result in the failure of the conditions set forth in Sections 3.1(a) or 3.1(b) to be satisfied (but not waived) (so long as the Sellers’ Representative has provided Purchaser and Merger Sub with written notice of such breach and the breach has continued without cure until the earliest to occur of (i) ten (10) days following the date of such notice of breach and (ii) the Termination Date);

(d) by either Purchaser and Merger Sub, on the one hand, or the Sellers’ Representative, on behalf of the Company, on the other hand, if the transactions contemplated hereby have not been consummated by December 31, 2014 (the “Termination Date”); provided that a party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if (i) that party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time; or (ii) that party has failed to satisfy any condition set forth in Article 3 that such party was required to satisfy;

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(e) by Purchaser or the Sellers’ Representative, effective upon written notice, if there shall be in effect a final, non-appealable order of a Governmental Authority of competent jurisdiction permanently prohibiting the consummation of the Merger; provided, that the terminating party shall have fulfilled its obligations contained in Section 4.5 prior to exercising its right to termination under this Section 8.1(e); or

(f) by Purchaser, effective upon written notice to the Sellers’ Representative, if the Written Consent contemplated by Section 4.10(a) has not been executed and delivered to the Company and Purchaser within 48 hours of the execution and delivery of this Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any party hereto (other than pursuant to the second sentence of Section 9.2 (Press Releases and Announcements; Confidentiality), Section 9.3 (Expenses), and Article 10 which shall survive any such termination), except for intentional or willful breaches of this Agreement prior to the time of such termination.

ARTICLE 9

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

9.1 Mutual Assistance. Each of the parties hereto agrees that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Subsequent to the Closing, each of the parties hereto, at their own cost, will assist each other.

9.2 Press Release and Announcements; Confidentiality. Unless required by Law (in which case each of Purchaser and the Sellers’ Representative shall, to the fullest extent permitted by Law, consult with the other party prior to any such disclosure as to the form and content of such disclosure), from and after the date hereof, through and including the Closing Date, no press releases, announcements to the employees, customers or suppliers of the Business or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of both Purchaser and the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed). The parties hereto agree to keep the terms of this Agreement confidential, except (i) that any party may make any public disclosure to the extent it believes in good faith that it is required by applicable Law or any listing or trading agreement or the rules and regulations of any securities exchange or automated securities quotation system concerning its publicly-traded securities (in which case the disclosing party will, to the extent permitted by applicable Law, any such listing or trading agreement, rules or regulations, use its commercially reasonable efforts to advise the other party prior to making the disclosure, deliver a copy of such proposed disclosure to the other party (and accept any reasonable comments provided by such other party) and use commercially reasonable efforts to seek confidential treatment of such disclosure), and (ii) that the parties may disclose such terms to their respective investors, employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential). The parties acknowledge that following the date hereof, regardless of whether this Agreement is terminated, that certain confidentiality agreement by and between the Company and TreeHouse Foods, Inc., dated as of February 24, 2014 (the “Confidentiality Agreement”), shall remain in full force and effect in accordance with its terms.

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9.3 Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated; provided that Purchaser shall be solely responsible for all filing fees under the HSR Act and, subject to Section 4.5(d), the Company Stockholders shall be solely responsible for all costs associated with obtaining any third party consents in connection with the transactions contemplated by this Agreement.

9.4 Further Transfers. Each of the parties hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other party hereto may reasonably request to effect or consummate the transactions contemplated hereby. Each such party shall, on or prior to the Closing, use its best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

9.5 Sellers’ Representative.

(a) At the Closing, Gryphon Partners III, L.P. shall be constituted and appointed as the Sellers’ Representative. For purposes of this Agreement, the term “Sellers’ Representative” shall mean the representative, true and lawful agent, proxy and attorney in fact of the Company Stockholders for all purposes of this Agreement and the Escrow Agreement, with full power and authority on such Company Stockholder’s behalf (i) to consummate the transactions contemplated herein, (ii) to pay such Company Stockholder’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) to receive, give receipt and disburse any funds received hereunder on behalf of or to such Company Stockholder and each other Company Stockholder and to holdback from disbursement any such funds to the extent it reasonably determines may be necessary, (iv) to execute and deliver any certificates representing the Company Stock and execution of such further instruments as Purchaser shall reasonably request, (v) to execute and deliver on behalf of such Company Stockholder all documents contemplated herein and any amendment or waiver hereto, (vi) to take all other actions to be taken by or on behalf of such Company Stockholder in connection herewith, (vii) to negotiate, settle, compromise and otherwise handle all disputes under this Agreement, including without limitation, disputes regarding Estimated Working Capital and any adjustment pursuant to Section 2.10, (viii) to waive any condition to the obligation of the Company Stockholders to consummate the transactions contemplated herein, (ix) to give and receive notices on behalf of the Company Stockholders and (x) to do each and every act and exercise any and all rights which such Company Stockholder is, or the Company Stockholders collectively are, permitted or required to do or exercise under this Agreement. The Company Stockholders, by approving the principal terms of the Merger and/or accepting the consideration payable to them hereunder, irrevocably grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to

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be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the Company Stockholders might or could do in person. Each of the Company Stockholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity or bankruptcy of any Company Stockholder.

(b) All decisions, actions, consents and instructions of the Sellers’ Representative shall be final and binding upon all the Company Stockholders and no Company Stockholder shall have any right to object, dissent, protest or otherwise contest the same, except for fraud, bad faith or willful misconduct. Neither the Sellers’ Representative nor any agent employed by Sellers’ Representative shall incur any liability to any Company Stockholder relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct. The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Company Stockholder, except in respect of amounts actually received on behalf of such Company Stockholder. The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(c) The Company Stockholders shall cooperate with the Sellers’ Representative and any accountants, attorneys or other agents whom the Sellers’ Representative may retain to assist in carrying out Sellers’ Representative’s duties hereunder. The Company Stockholders shall reimburse the Sellers’ Representative for all costs and expenses, including professional fees, incurred.

(d) In the event that the Sellers’ Representative becomes unable to perform the Sellers’ Representative’s responsibilities or resigns from such position, the Company Stockholders holding, prior to the Closing, a majority of the Company Stock shall select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Sellers’ Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Sellers’ Representative.

(e) At the Effective Time, Purchaser shall deliver to the Sellers’ Representative an amount to be determined by the Sellers’ Representative, at its reasonable discretion (the “Sellers’ Representative Expense Fund”) to be held in trust to cover and reimburse the fees and expenses incurred by the Sellers’ Representative for its obligations in connection with this Agreement and the transactions contemplated herein. Any balance of the Sellers’ Representative Expense Fund not incurred for such purposes shall be returned to the Company Stockholders in accordance with their respective Applicable Percentage.

(f) It is acknowledged by each of the parties hereto that the Company Group and the Sellers’ Representative (and its Affiliates) have retained Kirkland & Ellis LLP (“Sellers’ Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Sellers’ Counsel has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of the Sellers’ Counsel for conflict of interest or any other purposes as a result thereof. Purchaser and the Company hereby agree that, in the event that a dispute arises between Purchaser, the Company or any of their respective Affiliates and Sellers’ Representative or any of its Affiliates, Sellers’ Counsel may represent Sellers’ Representative or any of its Affiliates in such dispute even though the interests of Sellers’ Representative or any of its Affiliates may be directly

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adverse to Purchaser, any member of the Company Group or any of their respective Affiliates and even though Sellers’ Counsel may have represented a member of the Company Group in a matter substantially related to such dispute, and Purchaser, the Company and their respective Affiliates hereby waive, on behalf of themselves and each of their Affiliates, any conflict of interest in connection with such representation by Sellers’ Counsel. Each of Purchaser and the Company further agrees that, as to all pre-Closing communications among Sellers’ Counsel, any member of the Company Group (including its officers, directors, employees and agents), and any Company Stockholder that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Sellers’ Representative and its Affiliates, as applicable, and may be controlled by Sellers’ Representative and its Affiliates and shall not pass to or be claimed by Purchaser, the Company Group or any of their respective Affiliates. Purchaser and the Company agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 9.5(e).

9.6 Directors and Officers Insurance. After the Closing, Purchaser shall continue to provide any Person who is on the date hereof, or who becomes prior to the Closing Date, an officer, director or manager of any member of the Company Group (each such Person, a “D&O Beneficiary”), officers’ and directors’ liability insurance coverage (“D&O Insurance”) with respect to all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of the fact that such D&O Beneficiary is or was a manager, director or officer of any member of the Company Group at any time prior to the Closing Date or is or was serving at the request of any member of the Company Group as a manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise at any time prior to the Closing Date, to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Closing Date, regardless of whether such Claim is asserted or claimed prior to, at or after the Closing Date, which coverage will be substantially similar to the existing D&O Insurance of the Company Group, a copy of which has been made available to Purchaser’s counsel, including, without limitation, (x) an overall coverage amount equal to the overall coverage amount under the existing D&O Insurance of the Company Group and (y) coverage for liability under the Securities Act and the Exchange Act in an amount equal to the coverage amounts for such liabilities under the existing D&O Insurance of the Company Group; provided, however, that the premiums payable for such D&O Insurance shall not exceed $150,000 and in the event such premiums do exceed $150,000 Purchaser shall or shall cause the Company Group to purchase such insurance up to the amount that can be purchased with a premium of $150,000. For a period of six (6) years after the Closing, Purchaser shall not, and shall not permit any member of the Company Group (including the Surviving Corporation) to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in such Person’s certificates of incorporation, bylaws, limited liability company agreement or comparable governing documents relating to the exculpation or indemnification of, or advancement of expenses to, any officers, directors or managers, it being the intent of the parties hereto that the officers, directors and managers of the Company Group on the date hereof shall continue to be entitled to such exculpation, indemnification and advancement to the full extent of the Law. The provisions of this Section 9.6 are intended to be for the benefit of, and enforceable by, each D&O Beneficiary and such Person’s estate, heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have pursuant to Law, the organizational documents of any member of the Company Group, contract or otherwise.

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9.7 Tax Matters.

(a) The Sellers’ Representative, at the Company Stockholders’ sole cost and expense, shall prepare, or cause to be prepared, and shall timely file, or cause to be filed, all income Tax Returns of the Company Group for all Pre-Closing Tax Periods, whether to be filed before, on or after the Closing Date (“Company Stockholder Tax Returns”). Unless otherwise required by applicable Law, such Company Stockholder Tax Returns shall be prepared on a basis consistent with existing procedures and practices and accounting methods. At least ten (10) days prior to the due date of any Company Stockholder Tax Return due after the Closing Date, the Sellers’ Representative shall submit such Company Stockholder Tax Return to Purchaser for Purchaser’s review and comment and Purchaser shall cause the applicable member of the Company Group to sign and timely file the Company Stockholder Tax Returns. The Sellers’ Representative shall provide a detailed schedule of the Transaction Tax Deductions claimed on the Company’s IRS Form 1120 (and the amount of net operating loss carry forward that is attributable to such Transaction Tax Deductions) for the taxable year ended on the Closing Date when it is submitted to Purchaser for Purchaser’s review and comment (and upon the reasonable request of Purchaser, shall provide any information with respect to such deductions, including any work papers and other support for claiming any purported Transaction Tax Deductions). To the extent Purchaser disputes the amount or validity of such Transaction Tax Deductions claimed or other material item on a Company Stockholders Tax Return, the Sellers’ Representative and Purchaser shall consult in good faith to resolve their differences. If the parties cannot resolve their differences as to the any purported Transaction Tax Deductions or other material item on a Company Stockholder Tax Return, then the parties shall retain the Accounting Arbitrator to promptly resolve their dispute. The decision of the Accounting Arbitrator shall be final and binding upon the parties. The fees and expenses of the Accounting Arbitrator shall be paid fifty percent (50%) by Purchaser, on the one hand, and fifty percent (50%) by the Company Stockholders, on the other hand.

(b) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns (other than the Company Stockholder Tax Returns) of the Company Group and the Surviving Corporation which are due after the Closing Date (“Purchaser Tax Returns”). To the extent that Purchaser intends to file or cause the Company Group or the Surviving Corporation to file a Purchaser Tax Return for a Pre-Closing Tax Period or Straddle Period that is inconsistent with past practices, procedures or accounting methods or shows an Indemnified Tax, no later than forty-five (45) days prior to filing any such Tax Return, Purchaser shall submit such Tax Return to the Sellers’ Representative for its review and comment. To the extent Sellers’ Representative disputes the validity of any such Purchaser Tax Return, the Sellers’ Representative and Purchaser shall consult in good faith to resolve their differences. If the parties cannot resolve their differences with respect to any Purchaser Tax Return, then the parties shall retain the Accounting Arbitrator to promptly resolve their dispute. The decision of the Accounting Arbitrator shall be final and binding upon the parties. The fees and expenses of the Accounting Arbitrator shall be paid fifty percent (50%) by Purchaser, on the one hand, and fifty percent (50%) by the Company Stockholders, on the other hand. Purchaser shall make any revisions as are reasonably requested by Sellers’ Representative. The parties hereto agree that any Tax Return that includes the Closing Date shall include, to the extent allowable by applicable Law, all Transaction Tax Deductions. No failure or delay of Purchaser in providing

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such Tax Returns for the Sellers’ Representative to review shall relieve or otherwise affect the obligations or liabilities of the Company Stockholders pursuant to this Agreement, except to the extent the Company Stockholders are actually prejudiced by such failure or delay.

(c) Unless otherwise required by applicable Law or pursuant to Section 9.7(i), Purchaser and its Affiliates (including on or after the Closing Date, the Company Group or the Surviving Corporation) shall not file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return of any member of the Company Group for any Pre-Closing Tax Period or any Straddle Period without the prior written consent of the Sellers’ Representative.

(d) For purposes of determining the amount of Taxes that relate to a Pre-Closing Tax Period (or portion of any Straddle Period ending on or prior to the Closing Date) the parties agree as follows:

(i) In the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount that is attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(ii) In the case of all other Taxes (including income Taxes, employment Taxes, and sales and use Taxes) the amount that is attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company Group or the Surviving Corporation filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes.

(iii) All Taxes in the form of interest or penalties that relate to Taxes for any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) shall be treated as occurring in a Pre-Closing Tax Period (or the portion of the Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(iv) For purposes of determining Taxes for a Pre-Closing Tax Period, any year of a Flow-Thru Entity that includes the Closing Date shall be considered to close as of the end of the Closing Date irrespective of whether such Flow-Thru Entity’s tax year actually ends on such date.

(e) Cooperation; Procedures Relating to Tax Claims.

(i) Subject to the other provisions of this Section 9.7, Purchaser and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested, in connection with (i) the filing of Tax Returns of the Company Group or the Surviving Corporation, (ii) any audit, litigation or other proceeding with respect to Taxes and Tax

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Returns of the Company Group or the Surviving Corporation and (iii) the preparation of any financial statements to the extent related to Taxes of the Company Group or the Surviving Corporation. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information of the Company Group or the Surviving Corporation which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.

(ii) Purchaser shall provide the Sellers’ Representative with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other Governmental Authority, which relate to any Pre-Closing Tax Period or Straddle Period within ten (10) days of the receipt of such notice. No failure or delay of Purchaser in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Company Stockholder pursuant to this Agreement, except to the extent the Company Stockholders are actually prejudiced by such failure or delay.

(iii) The Surviving Corporation shall control the conduct of any audit, litigation or other proceeding with respect to Taxes and Tax Returns of the Company Group (“Tax Contest”); provided, however, (w) the Sellers’ Representative shall have the right to participate in any such Tax Contest to the extent such Tax Contest relates to a Pre-Closing Tax Period or Straddle Period, (x) the Surviving Corporation shall keep the Sellers’ Representative reasonably informed of the status of such matter (including providing the Sellers’ Representative with drafts of all written correspondence regarding such matter (and a reasonable opportunity to review and comment on such drafts) and final copies of all such written correspondence), (y) to the extent there is an election or other decision as to whether to pay or not pay an Indemnified Tax as part of a dispute of any Tax Contest, the Surviving Corporation shall obtain the consent of the Sellers’ Representative (which will not be unreasonably withheld, delayed, or conditioned) prior to paying the Indemnified Tax as part of the dispute, and (z) shall not settle any Tax Contest that relates to a Pre-Closing Tax Period or Straddle Period without the Sellers’ Representative’s consent (which will not be unreasonably withheld, delayed, or conditioned).

(f) No party hereto nor any Affiliate thereof shall make an election under Section 338 of the Code or Section 336 of the Code or any similar provision of foreign, state or local Law in respect of the transactions contemplated by this Agreement.

(g) The Purchaser shall not take any action or cause any action to be taken with respect to the Company Group or the Surviving Corporation subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001-1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008-6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

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(h) Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid fifty percent (50%) by the Company Stockholders and fifty percent (50%) by the Purchaser when due.

(i) Subject to the penultimate sentence of this Section 9.7(i), Tax refunds (other than Tax refunds for Transfer Taxes, which shall be allocated in the same manner as Transfer Taxes are allocated under Section 9.7(h)) (whether payable in cash or a direct credit against Taxes otherwise payable) of any member of the Company Group that relate to a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 9.7(d)), shall be for the benefit of the Company Stockholders. To the extent that Purchaser, any member of the Company Group, or the Surviving Corporation receives a Tax refund that is for the benefit of the Company Stockholders, Purchaser shall pay over to the Sellers’ Representative for distribution to the Company Stockholders any such Tax refund (without interest other than interest received from the Governmental Authority), net of any Taxes and any reasonable out-of-pocket expenses that Purchaser, any member of the Company Group, the Surviving Corporation or any of their Affiliates incur (or has or will incur) with respect to such refund (and related interest) within ten (10) days after receipt of the Tax refund from the applicable Governmental Authority (or, if the refund is in the form of a direct credit, ten (10) days after filing the Tax Return claiming such credit). Purchaser shall cooperate with the Sellers’ Representative in obtaining such refunds, including through the filing of amended Tax Returns or refund claims, it being understood that (i) Purchaser shall not, and shall cause the Company Group to not, waive any carryback of net operating loss or other Tax attribute of any member of the Company Group generated or otherwise attributable to a taxable period ending on or before or including the Closing Date if such waiver would reduce the amount due to Sellers’ Representative for the benefit of the Company Stockholders pursuant to this Section 9.7(i), (ii) Purchaser and the Company Group will carryback any net operating losses for taxable periods ending on or before or including the Closing Date to prior taxable periods as allowable by applicable Tax Law and shall claim Tax refunds as a result of such carryback (including through the filing of amended Tax Returns), (iii) unless otherwise agreed to by the Sellers’ Representative and Purchaser, such Tax refunds will be claimed in cash rather than as a credit against future Tax liabilities, and (iv) Purchaser and the Company Group shall cooperate with the Sellers’ Representative in preparing and promptly filing Tax Returns (including amendments of prior Tax Returns and claims for Tax refunds, including filing IRS Forms 1139 and/or 4466 for any taxable period ending on or prior to the Closing Date and any Straddle Periods). No refund (whether in the form of cash received or a direct credit against Taxes) shall be payable to the Company Stockholders under this Section 9.7(i) (and such refunds shall be for the benefit of Purchaser, the Company Group and the Surviving Corporation) to the extent (A) any Tax refund results from the carryback of any net operating loss or other Tax attribute or credit realized in a period that is not a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date); (B) any Tax refund is reflected as a current asset (or offset to a current liability) on the Final Working Capital; (C) any Tax refund gives rise to a payment obligation by any member of the Company Group or Surviving Corporation to a Person under applicable Law or pursuant to a Contract or other agreement entered (or assumed) on or prior to the Closing Date; or (D) any Tax refund relates to Taxes paid after the Closing Date that were not indemnified or actually paid by the Company Stockholders. For purposes of this Section 9.7(i), to the extent the Estimated Closing Income

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Taxes exceed the actual income Taxes of the Company Group paid after the Closing Date for any Pre-Closing Tax Period (or the portion of a Straddle Period ending on the Closing Date), such excess shall constitute a Tax refund for purposes of this Section 9.7(i) and be payable for the benefit of the Company Stockholders ten (10) days after filing the final relevant income Tax Return of the Company and the amount included in Estimated Closing Income Taxes shall be reduced by the amount of such payment.

(j) To the extent that any Tax Benefit is realized by Purchaser, the Company Group or the Surviving Corporation (collectively, the “Purchaser Group”) with respect to any taxable period (or portion thereof) ending on or prior to December 31, 2016 and beginning after the Closing Date, within thirty (30) days of actually realizing (as described below) such Tax Benefit, the Purchaser Group shall pay the amount of any such Tax Benefit to the Sellers’ Representative (for the benefit of the Company Stockholders). For purposes of this Agreement, “Tax Benefit” shall mean any actual reduction in the Purchaser Group’s cumulative liability for income Taxes with respect to any Post-Closing Tax Period (or the portion of any Straddle Period beginning after the Closing Date) resulting from a Transaction Tax Deduction (including a net operating loss carryforward that would not have been available but for a Transaction Tax Deduction). A Tax Benefit shall be deemed to be realized in a Post-Closing Tax Period (or the portion of any Straddle Period beginning after the Closing Date) if, and to the extent that the Purchaser Group’s cumulative liability for income Taxes for such Post-Closing Tax Period (or the portion of any Straddle Period beginning after the Closing Date), calculated by excluding the relevant Transaction Tax Deduction, exceeds Purchaser Group’s actual liability for income Taxes for such Post-Closing Tax Period, calculated by taking into account the relevant Transaction Tax Deduction. A Tax Benefit shall be deemed to be realized at the time the relevant income Tax Return with respect to the Post-Closing Tax Period (or the portion of any Straddle Period beginning after the Closing Date) in which the Tax Benefit is realized is filed (but no later than the due date (taking into account all appropriate extensions) for such relevant income Tax Return).

(k) Other than with respect to Section 9.7(j), the Company Stockholders’ rights, and Purchaser’s and its Affiliates’ covenants and other obligations (including the obligation to make any payment under this Section 9.7 or to take or refrain from taking any actions under this Section 9.7), under this Section 9.7 shall expire on the first anniversary of the Closing Date.

ARTICLE 10

MISCELLANEOUS

10.1 Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Purchaser and the Sellers’ Representative (on behalf of the Company Stockholders, and prior to the Closing, the Company). No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

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10.2 Notices. All notices, demands and other communications to be given or delivered to Purchaser, the Company, or any Company Stockholder under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered one (1) Business Day after being sent by reputable overnight courier or when transmitted by facsimile or telecopy (transmission confirmed), to the addresses indicated below (unless another address is so specified in writing):

If to any Company Stockholder, the Sellers’ Representative or prior to the Closing, to the Company, then to:

c/o Gryphon Investors

One Market Plaza

Steuart Tower, 24th Floor

San Francisco, CA 94105

Attention: Keith Stimson

Facsimile No.: (415) 217-7447

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP

555 California Street, Suite 2700

San Francisco, CA 94104

Attention:	David A. Breach, P.C.
Noah Boyens

Facsimile No.: (415) 439-1500

If to Purchaser, or after the Closing, to the Company, then to:

TreeHouse Foods, Inc.

2021 Spring Road

Suite 600

Oak Brook, IL 60523

Attention: General Counsel

Facsimile No.: (708) 409-1062

with a copy, which shall not constitute notice, to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Attention: Bruce A. Toth and Matthew F. Bergmann

Facsimile No.: (312) 558-5700

10.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of Purchaser and the Sellers’ Representative, any attempted assignment without such prior written consent shall be void. Notwithstanding the prior sentence, Purchaser may, without the consent of the other parties hereto (i) assign its rights, interests and obligations under this Agreement to any of its wholly-owned subsidiaries, if such subsidiary delivers to the Sellers’ Representative an

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instrument in writing that it is bound by and shall perform the obligations of Purchaser under this Agreement as if it were an original signatory hereto or (ii) assign its rights or interests under this Agreement as collateral to any financial or lending institution providing financing to Purchaser in connection with the transactions contemplated hereunder; provided, that, in each case, no such assignment shall release Purchaser from any of its obligations hereunder. In the event of an assignment contemplated by this Section 10.3, any reference in this Agreement to “Purchaser” shall be deemed to include its subsidiary transferee.

10.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and the parties intend that no rule of strict construction will be applied against any Person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

10.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.7 No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement (including as set forth in Section 9.6 above), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company Group.

10.8 Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

10.9 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

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10.10 Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

10.11 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. To the extent permitted by Law, each of the parties hereto hereby irrevocably submits to the jurisdiction of any state court sitting in the State of Delaware or United States federal court sitting in Wilmington, Delaware, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts. In the event of any litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

10.12 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

COMPANY:

SNACKS PARENT CORPORATION

/s/ Paul Lapadat
Name:	Paul Lapadat
Title:	Chief Executive Officer

SELLERS’ REPRESENTATIVE:

GRYPHON PARTNERS III, L.P.

By:	Gryphon GenPar III, LLC,
its General Partner

By:	/s/ R. David Andrews
	Name:	R. David Andrews
	Title:	Manager

PURCHASER:

BAY VALLEY FOODS, LLC

/s/ Dennis F. Riordan
Name:	Dennis F. Riordan
Title:	Executive Vice President, Chief Financial Officer

MERGER SUB:

SNACKS ACQUISITION SUB, INC.

/s/ Dennis F. Riordan
Name:	Dennis F. Riordan
Title:	President and Treasurer

{Agreement and Plan of Merger}

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